                                                       EXHIBIT 2C
            STOCK PURCHASE AGREEMENT

                  BY AND AMONG

                   AT&T CORP.,
              PACIFIC TELECOM, INC.
                      AND
                  ALASCOM, INC.


              DATED October 1, 1994

                TABLE OF CONTENTS


                    SECTION 1
     SALE, PURCHASE AND TRANSFER OF ALASCOM STOCK

1.1       Purchase and Sale..............................1
1.2       Consideration .................................1
1.3       Assumptions   .................................2

                    SECTION 2
         REPRESENTATIONS AND WARRANTIES
               OF PTI AND ALASCOM

2.1       Due Authorization and Execution................3
2.2       Organization  .................................3
2.3       Alascom Subsidiaries...........................3
2.4       Capitalization ................................3
2.5       Ownership of Shares ...........................4
2.6       Financial Statements ..........................4
2.7       Title to Assets ...............................4
2.8       Contracts, Agreements and Commitments..........4
2.9       Agreement Will Not Cause Breach................5
2.10      Real Property .................................5
2.11      Filings       .................................7
2.12      Compliance with Law............................7
2.13      Litigation    .................................7
2.14      Fees, Commissions and Expenses.................7
2.15      Absence of Change..............................8
2.16      No Undisclosed Liabilities.....................9
2.17      Regulatory Status..............................9
2.18      Regulatory Compliance..........................9
2.19      Environmental Protection.......................9
2.20      Labor Matters ................................11
2.21      Employee Benefit Plans........................11
2.22      Tax Matters  .................................13
2.23      Insurance    .................................15
2.24      Technology   .................................15
2.25      Occupational Health and Safety ...............16
2.26      Worker's Compensation ........................17
2,27      Status of Real Property ......................17
2.28      JSA Claims   .................................17
2.29      Information True and Correct .................17

                      SECTION 3
         REPRESENTATIONS AND WARRANTIES OF AT&T

3.1       Due Authorization and Execution...............17
3.2       Organization and Authority ...................18
3.3       Agreement Will Not Cause Breach...............18
3.4       Filings        ...............................18
3.5       Investment Intent.............................18
3.6       Investigation and Experience..................18
3.7       Restricted Securities; Transfer Restrictions..19
3.8       Accredited Investor...........................19
3.9       Fees, Commissions and Expenses................19
3.10      Regulatory Status.............................19
3.11      JSA Claims....................................19

                            SECTION 4
                ADDITIONAL COVENANTS AND AGREEMENTS

4.1       Access to Information.........................20
4.2       Conduct of Business...........................20
4.3       Limitation on Hiring..........................23
4.4       Regulatory Actions............................23
4.5       Novation of Government Contracts..............23
4.6       Other Consents................................24
4.7       Assignment of Certain Claims..................24
4.8       Employees     ................................25
4.9       Termination of Intercompany Obligations.......25
4.10      Unpaid Benefit Expenses.......................26
4.11      Tax Provisions................................26
4.12      Environmental Inspection......................30
4.13      Covenants Not to Compete or Disclose..........33
4.14      Employee Benefit Plans........................34
4.15      Post-Closing Transactions.....................34
4.16      Covenants of Best Efforts and Good Faith......34

                       SECTION 5
        CONDITIONS TO CLOSING OF PTI AND ALASCOM

5.1       Representations and Warranties ...............35
5.2       Performance   ................................35

5.3       Litigation      ..............................35
5.4       Officer's Certificate.........................35
5.5       FCC and APUC Consent..........................35
5.6       Opinion of AT&T's Counsel.....................35
5.7       HSR Waiting Period; Prohibitions..............35
5.8       Representation Letter of AT&T ................35

                            SECTION 6
                   CONDITIONS TO CLOSING OF AT&T

6.1       Representations and Warranties................36
6.2       Performance   ................................36
6.3       Litigation    ................................36
6.4       Officers Certificate..........................36
6.5       FCC and APUC Consent..........................36
6.6       Opinions of PTI's Counsel.....................36
6.7       HSR Waiting Period; Prohibitions..............36
6.8       Comfort Letter................................36
6.9       Confirmed Audit...............................37
6.1       Accumulated Cash Flow.........................37
6.11      Use of Facilities.............................37
6.12      Taxes           ..............................37

                          SECTION 7
               CLOSING, EXCHANGE AND DELIVERY

7.1       Closing Date and Place of Closing.............37
7.2       Exchange and Delivery.........................37

                            SECTION 8
                           TERMINATION

8.1       Right of Parties to Terminate.................38
8.2       Effect of Termination.........................38

                         SECTION 9
                  SURVIVAL OF REPRESENTATIONS


                        SECTION 10
                     INDEMNIFICATION

10.1      Indemnification by AT&T ......................39
10.2      Indemnification by PTI........................40
10.3      Environmental Indemnity.......................40
10.4      Procedure for Indemnification.................41
10.5      Limitations   ................................42

                        SECTION 11
                     CONFIDENTIALITY

11.1      Confidential Information......................42
11.2      Use of Confidential Information...............43
11.3      Return of Information.........................43
11.4      Securities Laws...............................43
11.5      Survival      ................................43

                        SECTION 12
                       MISCELLANEOUS

12.1      Governing Law ................................44
12.2      Successors and Assigns........................44
12.3      Entire Agreement..............................44
12.4      Notices      .................................44
12.5      Severability .................................45
12.6      No Third-Party Beneficiaries..................45
12.7      Counterparts  ................................45
12.8      Construction and Interpretation...............45
12.9      Expenses     .................................46
12.10     Public Statements and Press Releases..........46
12.11     Exclusive Dealings............................46
12.12     Specific Performance..........................46
12.13     Termination Fees..............................47
12.14     Assignment  ..................................47
12.15     Time of the Essence...........................47



Exhibit A       Alascom Related Obligations

Exhibit B       Form of Monthly Financial Statements

                    STOCK PURCHASE AGREEMENT



          This STOCK PURCHASE AGREEMENT ("Agreement") is made as of the first day of October, 1994, by and among AT&T Corp., a New York corporation, having its principal place of business at 32 Avenue of the Americas, New York, NY ("AT&T"), Pacific Telecom, Inc., a Washington corporation, having its principal place of business at 805 Broadway, Vancouver, WA ("PTI") and Alascom, Inc., an Alaska corporation having its principal place of business at 210 East Bluff Road, Anchorage, AK ("Alascom")

                         R E C I T A L S:
                         _______________
          WHEREAS, PTI owns all of the issued and outstanding shares of common voting stock of Alascom ("Alascom Stock"); and
          WHEREAS, AT&T wishes to acquire, pursuant to the stock purchase contemplated herein and subject to all the terms and conditions hereof, the Alascom Stock from PTI, and PTI wishes to sell to AT&T the Alascom Stock:

                        A G R E E M E N T:
                        _________________
          NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:
                            SECTION 1

                  Sale, Purchase and Transfer of
                          Alascom Stock
                      ______________________

          1.1  PURCHASE AND SALE.  PTI owns all of the issued and
               _________________
outstanding Alascom Stock. Subject to all the terms and conditions hereof and in reliance on the representations and warranties contained herein, PTI agrees to sell all the Alascom Stock to AT&T and AT&T agrees to buy all the Alascom Stock from PTI for the amount of consideration set forth in Section 1.2.

          1.2  CONSIDERATION.
               _____________
               (a) The consideration for all the Alascom Stock, for settlement of the JSA Claims, and for the provision of services under the Post Closing Services Agreement shall be Two Hundred Ninety Million Dollars ($290,000,000) (the "Purchase Price"), of which Two Hundred Sixty-Seven Million One Hundred Thousand Dollars ($267,100,000) shall be consideration for the Alascom
Stock  and the Post Closing  Services  Agreement  and  Twenty-two

Million Nine Hundred Thousand Dollars ($22,900,000) shall be consideration for the settlement of the JSA Claims.
               (b) On the Closing Date (as hereinafter defined), subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, (i) PTI agrees to sell and deliver to AT&T, and AT&T agrees to purchase from PTI all of the Alascom Stock, and (ii) AT&T agrees to deliver to PTI Two Hundred Sixty Million Dollars ($260,000,000), by wire transfer of immediately available funds to a bank and account designated in writing by PTI.
               (c) Upon execution of this Agreement, AT&T shall deliver to PTI Thirty Million Dollars ($30,000,000) as a deposit towards the Purchase Price by wire transfer of immediately available funds to a bank and account designated in writing by PTI. The $30,000,000 deposit shall be refundable to AT&T if this Agreement is terminated prior to Closing, which refund may be implemented, at the sole election of PTI and Alascom, by having Alascom credit the $30,000,000 towards the payment of the second $75,000,000 transitional payment (the "Second FRD Payment") due from AT&T on December 31, 1995 pursuant to the Federal Communications Commission's May 19, 1994 Memorandum Opinion and Order in CC Docket No. 83-1376 (the "FCC
____________________________
Final Order").

         1.3   ASSUMPTIONS
               ___________.
               (a) AT&T shall assume all debts, obligations and liabilities of PTI which are related to Alascom and which are set forth in Exhibit A, attached hereto and incorporated herein by reference.
               (b) Except as expressly set forth herein, neither AT&T, PTI nor Alascom assumes any liabilities or obligations of any other party hereto to any third party, whether such liabilities are known or unknown. AT&T shall not assume responsibility in any way, directly or indirectly, for liabilities of Alascom or PTI that are attributable to events or causes of action that arose in connection with the provision of telecommunications service by Alascom, from or within Alaska prior to the Closing Date. Neither PTI nor Alascom shall assume responsibility in any way, directly or indirectly, for liabilities of AT&T that are attributable to events or causes of action that arose in connection with the provision of telecommunications service by AT&T under the JSA to, from, or within Alaska prior to the Closing Date. These liabilities or contingent liabilities include but are not limited to liabilities arising out of litigation or other claims with respect to rates, taxes, contracts, torts (including business torts) or regulatory action. AT&T, PTI and Alascom shall each take all reasonable actions (including the posting of bonds) which may be necessary to prevent any person, firm or governmental authority from having recourse against the others for any such liabilities, contingent liabilities, claims or causes of action.

                      SECTION 2
   REPRESENTATIONS AND WARRANTIES OF PTI AND ALASCOM
   _________________________________________________

          PTI and Alascom hereby represent and warrant to AT&T that, except as set forth in Alascom's disclosure schedule attached hereto and incorporated herein by reference ("Alascom

Disclosure Schedule"), the following representations and warranties are true and correct on the date hereof.


          2.1  DUE AUTHORIZATION AND EXECUTION.  PTI and Alascom have
               _______________________________
all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Boards of Directors of PTI and Alascom have duly authorized and approved the execution and delivery of this Agreement and the performance by PTI and Alascom of their obligations under this Agreement. No other corporate proceeding or action on the part of PTI and Alascom is necessary to authorize and approve the execution and delivery of this Agreement or the performance by PTI and Alascom of their obligations under this Agreement. This Agreement has been duly and validly executed and delivered by PTI and Alascom and, assuming due execution and delivery by AT&T, constitutes the legal, valid and binding obligation of PTI and Alascom enforceable against PTI and Alascom in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in an action (whether considered at law or in equity) generally or (b) equitable principles (whether considered in an action at law or in equity).

          2.2  ORGANIZATION.  Each of PTI and Alascom is a corporation
               ____________
duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Alascom has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Alascom is duly qualified or licensed to do business as a foreign corporation and is in good standing in the states of California, Hawaii and Washington, which are all the other jurisdictions that require such qualification or licensing except where the failure to so qualify would not, in the aggregate, have a material adverse effect on Alascom. PTI and Alascom have provided to AT&T complete correct copies of its charter and bylaws, each as amended to the date hereof.

          2.3  ALASCOM SUBSIDIARIES.  Alascom does not own, directly
               ____________________
or indirectly, 50% or more of the outstanding voting stock of any other corporation and does not control nor is a general partner of any partnerships.

          2.4  CAPITALIZATION.  Alascom's authorized capital stock
               ______________
consists of 10,000,000 shares of Common Stock, Twenty Dollars ($20.00) par value, of which 3,603,740 shares are issued and outstanding. All of the issued and outstanding shares of Alascom Stock are duly authorized and validly issued, fully paid and nonassessable, with no liability attaching to the holders thereof. The Alascom Stock is not registered pursuant to the Securities Act of 1933 or under any applicable state securities law. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon Alascom for the purchase or acquisition of any shares of its capital stock. Alascom is not subject to any obligation, contingent or otherwise, (a) to repurchase shares of Alascom Stock, (b) to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given, or (c) to declare or pay a dividend on shares of Alascom Stock. All the issued and outstanding debt securities of Alascom are identified in the Alascom Disclosure Schedule.

          2.5  OWNERSHIP OF SHARES.  The Alascom Stock is owned
               ___________________
beneficially and of record by PTI free and clear of all liens, claims, charges, encumbrances and restrictions. On the Closing Date, PTI will have, without restriction and free and clear of all liens, claims, charges and encumbrances, the full right, power and authority to transfer all the shares of Alascom Stock to AT&T free and clear of any liens, claims, encumbrances, charges and restrictions. There are no voting trusts or agreements of similar effect to which the Alascom Stock is subject and the transfer of the Alascom Stock to AT&T pursuant to this agreement will not constitute (a) a breach or violation of or default under any deed of trust, agreement or other instrument by which PTI or the Alascom Stock may be bound nor (b) a violation of any law or applicable order of any court or governmental agency.

          2.6  FINANCIAL STATEMENTS.  PTI and Alascom have provided to
               ____________________
AT&T the audited balance sheets of Alascom as of December 31, 1993 and 1992, and the related statements of income, shareholders' equity and cash flows of Alascom for the two years ended December 31, 1993 , all of which statements are accompanied by an auditor's report issued by Deloitte & Touche, independent auditors ("Alascom Balance Sheet"). In addition, PTI and Alascom have provided to AT&T the unaudited balance sheet of Alascom as of August 31, 1994 (the "Alascom Balance Sheet Date")and related unaudited statements of income, shareholders' equity and cash flows of Alascom for the eight-month period ending on August 31, 1994. The audited and unaudited financial statements of Alascom (and the notes with respect thereto) referred to in this Section 2.6 shall hereinafter collectively be referred to as the "Alascom Financial Statements". The Alascom Financial Statements present fairly in all material respects the financial position of Alascom as of the respective dates indicated and the results of operations for the respective periods indicated and, except for the absence of certain notes thereto in the case of the unaudited financial statements of Alascom, have been prepared in conformity with generally accepted accounting principles consistently applied ("GAAP"), except as noted therein, and the Vice President/Controller of PTI and, as to the audited statements, Alascom's external auditors have so certified.

          2.7  TITLE TO ASSETS.  Alascom has good title to all material
               _______________
assets reflected on the Alascom Balance Sheet (other than assets disposed of since the Alascom Balance Sheet Date in the ordinary course of business, which assets are not in the aggregate material to Alascom) except for (1) liens for current taxes and assessments not yet past due; (2) inchoate mechanics' and materialmen's liens for construction in progress; and (3) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business. Alascom owns or has rights to all assets necessary to conduct its business as currently conducted.

          2.8  CONTRACTS, AGREEMENTS AND COMMITMENTS.  (a)  Each of the
               _____________________________________
contracts,   agreements,   leases,   licenses    and   instruments to
which   Alascom   is   a   party   or   is   bound which would require
over the full term thereof payments by or to Alascom of more than $100,000 and which could not be terminated by Alascom without liability on thirty days notice or less (individually a

"Contract" and collectively the "Contracts") is a valid and binding obligation of Alascom and, to the knowledge of Alascom, the other party or parties thereto, enforceable in accordance with its terms. (b) There have been no uncured or unwaived defaults by Alascom or, to the knowledge of Alascom, the other party or parties thereto, under any of the Contracts, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by Alascom or, to the knowledge of Alascom, by the other party or parties thereto, or would cause the acceleration of any obligation of any party thereto or the creation of a lien, mortgage, pledge, charge or encumbrance of any kind upon any asset of Alascom. (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will require the consent of any party to any Contract. (d) Alascom is not currently renegotiating any Contract or paying liquidated damages or any other amounts in lieu of performance of such Contract. (e) There are no claims or disputes affecting any Contract of any kind pending.

          2.9  AGREEMENT WILL NOT CAUSE BREACH.  Neither the execution
               _______________________________
and delivery of, nor the consummation of the transactions contemplated in, this Agreement will result in any of the following: (a) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of (i) the charter, bylaws or other governing instruments of Alascom or PTI or (ii) any contract, agreement, license or instrument to which Alascom or PTI is a party or by which it or its properties are bound; (b) an event that would permit any person or entity, to terminate any contract, agreement, license or instrument to which Alascom is a party or by which any of its properties is bound or to accelerate the maturity of any indebtedness or other obligation of Alascom; (c) the creation or imposition of any lien, mortgage, pledge, charge or encumbrance of any kind upon any asset of Alascom; (d) a violation or breach of any statute, ordinance, rule or regulation applicable to Alascom or PTI or any writ, injunction or decree of any court or governmental instrumentality to which Alascom or PTI is a party or by which any of its properties is bound; (e) a loss or adverse modification of any license, franchise or other authorization granted to or otherwise held by Alascom; or (f) except with regard to those matters discussed in Section 2.11 below, the necessity to obtain the consent or approval of, or give notice to or register with any government or nongovernment third party.

          2.10  REAL PROPERTY.  (a) The Alascom Disclosure Schedule
                _____________
sets forth a summary description of all of the land, buildings and other real property owned by Alascom (the "Owned Real Property"), including a brief description of buildings and improvements thereon, the name of the title holder thereto and the location thereof, the nature of the ownership interest therein, and any indebtedness secured by a mortgage or a lien thereon. Complete and correct copies of any existing policies of title insurance of which Alascom is a beneficiary and surveys with respect to the Owned Real Property, together with legal descriptions thereof, have been delivered to AT&T.
               (b) The Alascom Disclosure Schedule sets forth a summary description of all of the land, buildings and other real property leased by Alascom (the "Leased Real Property"), including in each case the annual rental payable and the expiration date, option periods and purchase options (if any), the nature of the leasehold or other interest therein, and a brief description of the property covered by the lease to such Leased Real Property and any improvements thereon. True and complete copies of all leases to the Leased Real Property (the "Leases") have been made available to AT&T. The Leases are in full force and effect according to their terms, constitute the legal, valid and binding obligations of the respective parties thereto and have not been amended or modified except as disclosed in writing to AT&T. All rents and other payments required to be made with respect to the Leased Real Property are current. Alascom is not in default with respect to any of the Leased Real Property, nor has any event occurred which with the passage of time, the giving of notice, or both, would constitute an event of default or otherwise would place Alascom in default under any of the Leases; Alascom has not received any notice of any such default or event; and, to the best of Alascom's knowledge, no landlord is in default under any of the Leases, and no event has occurred which with the passage of time, the giving of notice, or both, would constitute an event of default or otherwise place any landlord in default thereunder. Between the date hereof and the Closing Date, Alascom will not take any action or fail to take any action which would permit any such default to occur on its part. Alascom is not currently renegotiating any of the Leases or paying liquidated damages or other amounts in lieu of performance of any such Lease.
               (c) The Owned Real Property and the Leased Real Property (collectively, the "Real Property") comprise all of the real estate used in, or necessary to conduct, the business operations, are suitable for the purposes presently used by Alascom, and such use and occupancy is in conformance with all applicable laws, rules, regulations, permits, restrictive covenants, or deed restrictions.
With the exception of the Real Property, Alascom has no other interests in real property.
               (d) There are no parties in possession of any portion of the Real Property as lessees or sublessees thereof, tenants at sufferance or occupants period to period or, to the knowledge of Alascom, trespassers.
               (e) Alascom has not received written notice of any pending or threatened special assessments affecting the Real Property, or any part thereof, and Alascom has not received any written notice that any such assessment has been proposed by any governmental authority. All real estate taxes and penalties and interest due and payable on or before the date hereof and for which Alascom is primarily liable have been paid in full, except for any taxes, penalties and interest being contested by Alascom in good faith, for which adequate reserves have been provided in the Alascom Financial Statements.
               (f) Except that the following representation is made only to the best knowledge of Alascom with respect to unmanned sites, the location, construction, occupancy, operation or use of the Real Property (including the buildings, improvements, fixtures and equipment located thereon) do not contravene any applicable requirements of law, or any restrictive covenant or deed restriction (recorded or otherwise), or any permit, affecting any of such property.
               (g) There is no pending, or to the best of Alascom's knowledge, threatened, litigation or administrative proceeding (including but not limited to condemnation) which could adversely affect title to the Real Property or any part thereof or the ability of Alascom to perform any of its obligations hereunder or otherwise affect the Real Property in any way. Alascom has not received any notice of any action or proceeding pending, threatened or proposed to change the zoning, master or site plan or building or other land use ordinances affecting the Real Property, or to condemn any such property.

               (h) Alascom has no knowledge of any condition, whether occurring naturally or from any cause whatsoever, which prevents any of the Real Property from having sufficient subjacent or lateral support to adequately support any existing buildings or other improvements, nor does any such existing building or other improvement have defects not disclosed to AT&T by PTI.
               (i) PTI has previously delivered to AT&T copies of any required certificates of occupancy with respect to the Real Property.

         2.11  FILINGS.  Other than in connection with, or in
               _______
compliance with, the Alaska Public Utilities Commission's rules and regulations ("APUC"), the Federal Communications Commission rules and regulations ("FCC"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), no authorization, consent or approval of any domestic or foreign court or any public or governmental body or authority is necessary for the consummation by PTI or Alascom of the transactions contemplated in this Agreement.

         2.12  COMPLIANCE WITH LAW.  Alascom is not in violation of any
               ___________________
federal, state or local laws, regulations or orders relating to the operation, conduct or ownership of the property or business of Alascom. Alascom has filed all reports and other filings required to be filed under applicable requirements of law in respect of its ownership, use, or operation of its property. Alascom has all licenses, permits and certificates from governmental agencies necessary for the conduct of its business as now conducted. No claim has been made by any governmental authority to the effect (a) that the business conducted by Alascom fails to comply, in any respect, with any law, rule, regulation or ordinance or (b) that a license, permit or order is necessary with respect thereto (without such license, permit or order having been obtained promptly after the receipt of notice of such claim).

         2.13  LITIGATION.  There are no actions, suits, proceedings
               __________
(whether adjudicatory, rulemaking, licensing or otherwise) or investigations current or pending, or, to the best of PTI's or Alascom's knowledge, threatened, in law or in equity, or by or before any federal, state, municipal court or other governmental agency, or before any arbitrator, by or against PTI or Alascom or which adversely affects or may adversely affect Alascom or its assets, properties, or business. To the best of PTI's or Alascom's knowledge, there is no reasonable basis for any as yet unasserted claim or action against PTI or Alascom which might have an adverse effect on Alascom or its assets, properties, or business or any Employee Benefit Plan or Represented Employee Benefit Plan (as hereinafter defined). Neither PTI nor Alascom has received any notice of any action, suit or proceeding pending or threatened which questions the legality or propriety of the transactions set forth in this Agreement or any of the agreements to be entered into pursuant hereto. Neither Alascom nor any of its assets is subject to any judicial injunction, restraining order or mandatory injunction, or any equivalent administrative order.

         2.14  FEES, COMMISSIONS AND EXPENSES.  Neither Alascom nor PTI
               ______________________________
has paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated in this Agreement.

         2.15  ABSENCE OF CHANGE.  Except as provided in this
               _________________
Agreement, since the Alascom Balance Sheet Date:
               (a) Alascom has (i) conducted its business only in the usual and ordinary course, (ii) operated the business in accordance with past practices; and (iii) used its best efforts to preserve good business relationships with its employees, customers, suppliers and other persons having business relationships with it;
               (b) there has not been any change in the condition (financial or otherwise), assets, liabilities, capitalization, business or prospects of Alascom, other than changes arising in the ordinary course of business none of which individually or in the aggregate has been or will be materially adverse to the business operations or business assets of Alascom, and there has not been any material nonrecurring or extraordinary income received by Alascom;

               (c) Alascom has not made or promised to make any increase in any salaries or other compensation or benefits of any of its employees, except in accordance with past practices in the ordinary course of business;
               (d) there has been no material damage to, destruction or loss of, or claim resulting from the operation of Alascom or any Alascom properties (whether or not covered by insurance);
               (e) Alascom has not suffered any strike and there have been no labor organizing efforts or grievances, litigation or other labor trouble affecting Alascom's relationship with its employees, and Alascom has not entered into any agreement or negotiation with any labor union or other representative of any of its employees;
               (f) Alascom has not incurred any indebtedness for borrowed money, except in the ordinary course of business;

               (g) Alascom has not mortgaged, pledged or subjected to any material lien, lease, security interest or other encumbrance any of its properties or assets, tangible or intangible;
               (h) Alascom has not acquired or disposed of any assets or properties in any transaction with any of its officers, directors, shareholders or monthly salaried employees, or any relative by blood or marriage of any of them, on terms that are more favorable than arms' length or, except in the ordinary course of business, acquired or disposed of any assets or properties of material value in any transaction with any other person;
               (i) Alascom has not forgiven or canceled any debts or claims, or waived any rights except in the ordinary course of business;
               (j) Alascom has not incurred any other liabilities or obligations or given any guarantee (whether absolute, accrued, contingent or otherwise), other than liabilities incurred in the ordinary course of business; and
               (k) there has not been any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of any equity interest or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Alascom, except as otherwise provided for in this Agreement.

         2.16  NO UNDISCLOSED LIABILITIES.  Alascom has no material
               __________________________
liabilities, fixed or contingent, known or unknown, liquidated or accrued, by agreement or by operation of law other than (a) liabilities set forth in the Alascom Financial Statements, (b) liabilities accruing after the Alascom Balance Sheet Date in the ordinary course of business or in accordance with this Agreement, none of which is a liability which would have a material adverse effect on Alascom, and
(c) liabilities otherwise reflected herein or in the Alascom Disclosure
Schedule.

         2.17  REGULATORY STATUS.  There are no regulatory,
               _________________
administrative or judicial proceedings in which Alascom is a plaintiff, defendant, respondent or other named party, an adverse decision in which would interfere with the timely receipt of any governmental or regulatory license, permit, consent, approval, authorization, qualification or order necessary for consummation of the transactions described in this Agreement or would otherwise preclude or materially delay the consummation of the transactions contemplated hereby, and Alascom has no knowledge of any facts which could give rise to any such proceedings.

         2.18  REGULATORY COMPLIANCE.  The Alascom Disclosure Schedule
               _____________________
contains a list of (1) all licenses, permits, authorizations and certificates granted by the FCC, the APUC and other communications agencies to Alascom ("Regulatory Authorizations"); (2) all applications for licenses, permits, authorizations or certificates filed on behalf of Alascom, and pending before the FCC, the APUC and other communications agencies and the status of each; and (3) all pending complaints, inquiries or requests for further information directed to Alascom by the FCC, the APUC and other communications agencies and any formal complaint filed with the FCC, without regard to the date of filing, if such complaint has not been resolved by an order, decree, ruling or other action, no longer subject to appeal, of any court of competent jurisdiction in the United States or other Federal, State or local government body ("Final Order"). Alascom has performed and complied with and is performing and complying in all respects with all of the terms and provisions of such Regulatory Authorizations, the Federal Communications Act, applicable state and foreign statutes governing telecommunications and the rules and regulations of the FCC, the APUC and other communications agencies. No complaints or proceedings are pending or, to the knowledge of Alascom, threatened that might reasonably be expected to result in a judgment or determination by the FCC, the APUC, any court, other communications agency or any other tribunal having jurisdiction, resulting in the revocation, modification, nonrenewal or suspension of any such authorizations, licenses, certificates or permits, the denial of any pending application, the issuance of a cease and desist order or the imposition of any penalty or sanction.

         2.19  ENVIRONMENTAL PROTECTION.
               ________________________
               (a)  "Environmental Laws" means the Clean Air Act (42
USC Section 7401, et seq.), the Federal Water Pollution Control Act (33 USC
Section 1251, et seq.), the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid
Waste Amendments (42 USC Section 6901, et seq.), the Comprehensive
Environmental Response,    Compensation and Liability Act of 1980 as
amended by the Superfund    Amendment and Reauthorization Act of 1986
("CERCLA") (42 USC Section 9601), the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.) and all other applicable federal,
state, local  and   foreign  environmental  statutes,  laws,
regulations, ordinances, licenses, permits, judgments, writs, decrees, injunctions, policy requirements, adopted standards or orders of any governmental entity in force and effect as of the Closing Date and pertaining to the protection of the natural environment, including air, water, groundwater, soil, noise and odor. "Hazardous Substance" means
(i) any chemicals, materials or substances that are as of the date hereof defined as, or listed or included in the definition of, or otherwise classified as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable laws or publications promulgated pursuant thereto, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form which is friable
(as that term is defined in 15 USC Sec. 2642), (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (ix) pesticides or (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental entity and which may or could pose a substantial health or safety hazard. "Release" shall mean the actual, suspected or threatened release, spill, emission, leaking, pumping, escape, injection, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Real Property or any other site or area where Hazardous Substances, for which Alascom has legal liability under the Environmental Laws (regardless of whether any legal action has been taken to establish or enforce such liability) have come to be located ("Alascom Sites"), including the movement of Hazardous Substances through or in the air, soil, improvements, surface water or groundwater of the Alascom Sites in a concentration such that investigatory, removal, remedial or other response action legally could be required by any governmental agency or court under applicable Environmental Laws. For the purposes of this Agreement, a Release shall be deemed to be suspected if and only if there is significant objective evidence that a Release has occurred.
 "Remedial Work" means actions, including investigations, sampling, analysis, and feasibility studies, necessary to clean-up, remove, remediate, respond to, treat, or prevent the migration of, Hazardous Substances due to a Release on or off the Alascom Sites or in the environment (including soil, air, improvements, surface water and groundwater), and includes actions to treat and/or dispose of wastes or contaminants removed from the Alascom Sites.
               (b) To the best knowledge of PTI and Alascom, after reasonable investigation, the operations of Alascom are in compliance in all material respects with all applicable Environmental Laws, and Alascom has obtained all permits required by any Environmental Law for the current operations of Alascom.
               (c) There are no pending or, to the best knowledge of PTI and Alascom, threatened Environmental Claims against Alascom. "Environmental Claim" means any claim (whether based on negligence, statutory liability, strict liability or otherwise) for personal injury, property damage, environmental response costs or damage to natural resources made, asserted or prosecuted by or on behalf of any third party or government arising out of or relating to the Release of Hazardous Substances or violation of Environmental Laws.

               (d) To the best knowledge of Alascom and PTI, after reasonable investigation, (i) Section 2.19 of the Alascom Disclosure Schedule discloses the environmental condition of the Alascom Sites and
(ii) there has been no Release of any Hazardous Substance which will or may require Remedial Work under any Environmental Laws that will have a material adverse effect upon any Alascom Site.

         2.20  LABOR MATTERS.  There are no work stoppages, formal
               _____________
grievances, complaints or allegations of unfair labor practices or similar occurrences pending or, to the knowledge of Alascom, threatened between Alascom and any of its employees.

         2.21  EMPLOYEE BENEFIT PLANS.
               ______________________
               (a) With respect to all employees and former employees of Alascom, neither Alascom nor PTI presently maintains, contributes to or has any liability under (i) any plan, program or arrangement which is an "employee pension benefit plan" as such term is defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA or (ii) any other bonus plan, stock option arrangement, deferred compensation arrangement, employment contract or any other similar plan, program or arrangement providing benefits to employees or former employees. The plans, programs and arrangements set forth as such in the Alascom Disclosure Schedule and sponsored by or administered by PTI or Alascom are herein referred to as the "Employee Benefit Plans." The plans, programs and arrangements set forth as such in the Alascom Disclosure Schedule and sponsored by or administered by Local 959 of the International Brotherhood of Teamsters are herein referred to as the "Represented Employee Benefit Plans."
               (b) Favorable determination letters have been received from the Internal Revenue Service with respect to each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), evidencing compliance with the relevant provisions of the Code. Each such Employee Benefit Plan complies in all respects in form and in operation with the requirements of the Code and the regulations promulgated thereunder, including the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.
               (c) With respect to each Employee Benefit Plan, Alascom has not failed to comply in any respect with any of the applicable reporting, disclosure or other requirements of ERISA and the Code (including COBRA) and there has been no nonexempt "prohibited transaction" as described in Section 4975 of the Code or Section 406 of ERISA. Alascom has performed all of its obligations under all such Employee Benefit Plans. There are no claims, suits, proceedings, actions, audits or investigations (other than routine claims for benefits) pending or, to the knowledge of PTI or Alascom, threatened against such plans or their assets, or arising out of such Employee Benefit Plans. There has been no act or omission by Alascom under
Section 414(b), (c), (m) or (o) of the Code that has given rise to or may give rise to any fine, penalty, excise tax or related charge under the Code or ERISA with respect to the Employee Benefit Plans.

               (d) Alascom does not have any liability for or in connection with or arising out of any retiree medical, dental, and life insurance benefits provided or to be provided to employees or retired employees of Alascom under the Employee Benefit Plans.
               (e) With respect to any Employee Benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) and all required installment payments have been timely made on the due date for such installment payment in accordance with Section 412(m) of the Code. With respect to the Employee Benefit Plans, all benefits owed by Alascom and all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be made or accrued prior to the Closing Date in accordance with past practice and, with respect to each Employee Benefit Plan subject to Title IV of ERISA, no less than the recommended minimum contribution in the applicable actuarial report. If any such Employee Benefit Plan subject to Title IV of ERISA were terminated on the Closing Date, the fair market value of the assets of such plan would equal or exceed the liability under such plan, determined on a "termination" basis.
               (f) With respect to any Represented Employee Benefit Plan to which Alascom is obligated to contribute, Alascom has not failed to make any required contribution for any and all periods prior to the Closing Date.
               (g) Alascom has not incurred any current liability for complete or partial withdrawal from any "multiemployer plan," as such term is defined in Section 3(37) of ERISA. Alascom will not incur any current liability with respect to any multiemployer plan (excluding Represented Employee Benefit Plans to which Alascom is obligated to contribute prior to or on the Closing) to which Alascom or members of its controlled group (as described in Section 4001(a)(14) of ERISA) are or were obligated to contribute. PTI and Alascom have provided to AT&T the most recent IRS Form 5500, with the actuarial valuation attached thereto, for each multiemployer plan indicating the funding status of such plans and the potential withdrawal liability should Alascom withdraw from such plans. To the best knowledge of PTI and Alascom, the IRS Form 5500 was prepared in accordance with the Code and the regulations and administrative requirements of the Internal Revenue Service.
               (h) Alascom has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA (other than premium payments which are not yet due and owing) that will remain unpaid on the Closing Date. Alascom will not incur any liability with respect to any plan subject to Title IV of ERISA (excluding Employee Benefit Plans maintained by Alascom after the Closing) maintained by Alascom or members of its controlled group (within the meaning of Section 4001(a)(14) of ERISA. No Employee Benefit Plan subject to Title IV of ERISA has been terminated, and no proceeding by the PBGC to terminate any Employee Benefit Plan pursuant to Title IV of ERISA has been instituted or threatened, no notice of any such termination has been received and no condition exists or event has occurred with respect to any Employee Benefit Plan which presents a risk of liability under Title IV of ERISA to Alascom.
               (i)  There  is    no  contract,  arrangement,  agreement
or   plan   covering   any   employee   or   former   employee  of
Alascom   that  could  give   rise  to  the  payment  by  Alascom,
directly or indirectly, of any amount that could constitute or be deemed to be a "parachute" payment within the meaning of Code Section 280G.
               (j) With respect to each of the Employee Benefit Plans, PTI and Alascom have provided to AT&T true and complete copies of the following, as applicable: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service;
(iii) the two most recent IRS Forms 5500 and PBGC-1; (iv) the two most recent actuarial valuations; (v) the two most recent financial statements; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description. None of the above documents contains a material misstatement of fact.

         2.22. TAX MATTERS
               ___________
               (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to Alascom, either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis, and in accordance with the laws, regulations and administrative requirements of each Taxing Authority. PTI will timely file or cause to be filed all Tax Returns that will be required to be filed after the Closing Date by or with respect to Alascom, either separately or as a member of an affiliated group of corporations, for all periods ending on or before the Closing Date in accordance with applicable laws, regulations and administrative requirements. To the best knowledge of PTI and Alascom, all such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete. All such Tax Returns that are filed after the Closing Date will, to the best knowledge of PTI, be true, correct and complete when filed by PTI.
               (b) PTI and Alascom have made available to AT&T all reports of and written communications with respect to Alascom for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined the respective books and records applicable to Alascom. The Alascom Disclosure Schedule describes all adjustments to Tax Returns filed by, or on behalf of, Alascom or any of its subsidiaries, for all open taxable years, that have been proposed by any representative of any Taxing Authority, and the Alascom Disclosure Schedule describes the resulting Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against, settled, or, as described in the Alascom Disclosure Schedule, are being contested in good faith by appropriate proceedings. Neither Alascom, nor PTI, nor any affiliated party to any of them has given waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which Alascom may be liable.
               (c) Alascom has paid, or made provision for the payment of, all Taxes that have or may become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this
Section  2.22, or  in  any  assessment,  proposed  assessment, or
notice,  received  by  PTI,   Alascom,  or  any  affiliated  party
with respect to either Alascom or PTI, except such Taxes, if any, as are set forth in the Alascom Disclosure Schedule that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes on the books of Alascom are determined in accordance with GAAP consistently applied and are at least equal to Alascom's liability for Taxes. All Taxes that Alascom is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Alascom (except for Taxes not yet due).
               (d)    No consent to the application of
Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by Alascom. Neither PTI nor any of its affiliates shall make or cause to be made any election that could result in any adverse tax consequences to Alascom.
               (e) There are no obligations under any tax sharing agreement that may or will require that any payment be made by or to Alascom after the Closing Date.
               (f) No property owned by Alascom or any of the Subsidiaries is property that AT&T or Alascom is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.
               (g) Alascom (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has no knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to Alascom, and (iii) does not have any application pending with any Taxing Authority requesting permission for any change in accounting method.
               (h) PTI is not a foreign person within the meaning of Section 1445 of the Code.
               (i) There is no employment or employment related contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount by AT&T or Alascom that would not be deductible by AT&T or Alascom by reason of Section 280G of the Code.
               (j) Alascom does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.
               (k) Alascom is not a party (other than as an investor) to any industrial development bond.
               (l) Alascom was not a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Alascom due to the contemplated transaction.
               (m) During the consistency period (as defined in Section 338(h)(4) of the Code with respect to the sale of the Alascom Stock to AT&T) neither PTI nor any affiliate of PTI (as defined in Section 338(h)(6) of the Code with respect to the sale of the Alascom Stock to AT&T) has sold or will sell any property or assets to AT&T or to any member of the affiliated group (as defined in Section 338(h)(5) of the Code) that includes AT&T. The Alascom Disclosure Schedule lists all such PTI affiliates.
               (n) To the actual knowledge of PTI and Alascom, the affiliated group of which both PTI and Alascom are members (hereinafter referred to as "PTI's Consolidated Group") has as its common parent a corporation with respect to which AT&T or a member of AT&T's affiliated group has never made an election under Section 338 of the Internal Revenue Code of 1986, as amended. No member of PTI's Consolidated Group has sold stock or assets to AT&T or any member of AT&T's affiliated group (as defined by Section 1504 of the Code) after January, 1990, other than in the ordinary course of its trade or business.
               (o) For purposes of this Agreement the following terms shall have the meanings ascribed to them below:
                      (i) (a) "Income Taxes" means (i) federal, state or local income or franchise taxes or other taxes imposed on or with respect to net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto, and
(ii) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause (i) above.
                      (b) "Income Tax Returns" means federal, state or local Tax Returns required to be filed with any Taxing Authority that include any of Alascom or its subsidiaries that pertain to Income Taxes.
                      (c) "Tax Returns" means returns, reports and forms required to be filed with any Taxing Authority.
                      (d) "Taxes" means (i) any and all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.
                      (e) "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.
                           (ii)  the Closing Date shall be treated as
the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date.

         2.23  INSURANCE.  All physical properties and assets of
               _________
Alascom are covered by fire and other insurance with responsible companies against casualty and other losses as and to the extent customarily obtained by companies engaged in the same general business. Alascom is covered by public liability insurance in amounts believed by PTI and Alascom to be reasonable and is covered for worker's compensation in accordance with applicable state statutes.

         2.24  TECHNOLOGY.  Alascom owns, or is licensed or otherwise
               __________
entitled   to   use   rights   to   all   patents,   trademarks,  trade
names,   service   marks,   copyrights,   mask   work   rights, trade
secret   rights,  and  other  intellectual  property  rights  and  any applications  therefor,  and  all  maskworks,  net  lists, schematics,
technology,   source   code,  know-how, computer  software  programs
and  all  other  tangible  information or  material,   that   are
used   or   currently   proposed   to   be  used in the business of

Alascom as currently conducted or as currently proposed to be conducted within the twelve months following the date hereof (the "Alascom Intellectual Property Rights"). The Alascom Disclosure Schedule lists all patents, registered and unregistered copyrights, trade dress, trade names trademarks, service marks and other company, product or service identifiers, mask work rights, and any applications therefor, included in the Alascom Intellectual Property Rights, and specifies the jurisdictions in which each such Alascom Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. The Alascom Disclosure Schedule also lists all licenses, sublicenses and other agreements as to which Alascom is a party and pursuant to which Alascom or any other person is authorized to use any Alascom Intellectual Property Right and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other consideration and the term thereof. Alascom is not as a result of the execution and delivery of this Agreement or the performance of Alascom's obligations hereunder will not be, in violation of any license, sublicense or agreement described in the Alascom Disclosure Schedule. Alascom has the right (and except as set forth in the Alascom Disclosure Schedule is not contractually obligated to pay any compensation to any third party in respect of the Alascom Intellectual Property Rights) to the use of the Alascom Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which the Alascom Intellectual Property Rights are being used. No claims with respect to the Alascom Intellectual Property Rights have been asserted or, to the best knowledge of Alascom and PTI after reasonable investigation, are threatened by any person, nor does Alascom know of any claims (i) to the effect that the manufacture, sale or use of any product or service as now used or offered or proposed for use or sale by Alascom infringes on any copyright, patent, trade secret, or other intellectual property right
(ii) against the use by Alascom of any Alascom Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Alascom Intellectual Property Rights. All patents and registered trademarks, service marks, and other company, product, or service identifiers and registered copyrights held by Alascom are valid and subsisting. There is no material unauthorized use, infringement or misappropriation of any of the Alascom Intellectual Property Rights by any third party, including any employee or former employee of Alascom; Alascom has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and Alascom has no infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another. No Alascom Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Alascom. Alascom has not entered into any agreement to indemnify any other person against any charge of infringement of any Alascom Intellectual Property Right.

         2.25  OCCUPATIONAL HEALTH AND SAFETY.  Alascom and the
               ______________________________
operations of its business are in compliance with all occupational health and safety rules and regulations of applicable law and there are no outstanding violations of such rules and regulations. PTI has provided AT&T with all inspection reports under occupational health and safety provisions of applicable law and there are no outstanding inspection orders made under such applicable law.

         2.26  WORKERS' COMPENSATION.  There are no notices of
               _____________________
assessment, or any other communications related thereto which PTI or Alascom has received from any workers' compensation board or similar authorities in any jurisdictions where the Alascom business operations are carried on and there are no assessments which are unpaid and there are no facts or circumstances to the knowledge of PTI or Alascom which may result in an increase in any direct or indirect liability to AT&T from any applicable workers' compensation legislation, regulations or rules as a result of the consummation of the transactions contemplated hereby.

         2.27  STATUS OF REAL PROPERTY.   Section 2.19 of the Alascom
               _______________________
Disclosure Schedule discloses to the best knowledge of PTI and Alascom all of the Real Property which has been insulated with urea formaldehyde foam insulation or fireproofed or insulated with any asbestos fiber product.

         2.28   JSA CLAIMS.  Alascom has not transferred or assigned
                __________
to any other party any Alascom JSA Claim or any cause of action, right of recovery, or other claim whatsoever which Alascom may now have or have had against AT&T arising out of the Alascom JSA Claims, nor has Alascom assigned or transferred to any other party any of the liabilities and obligations arising out of or in connection with, any and all AT&T JSA Claims and any cause of action, right of recovery, or other claim whatsoever which AT&T may now have or have had against Alascom arising out of the AT&T JSA Claims.

         2.29  INFORMATION TRUE AND CORRECT.  PTI and Alascom shall use
               ____________________________
their best efforts to ensure the accuracy and completeness of all documents furnished to AT&T or any of its representatives hereunder.

                        SECTION 3
           Representations and Warranties of AT&T
           ______________________________________

         AT&T represents and warrants to PTI and Alascom that the following representations and warranties are true and correct on the date hereof:

         3.1  DUE AUTHORIZATION AND EXECUTION.  AT&T has all necessary
              _______________________________
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by AT&T and the consummation by it of the transactions contemplated herein have been duly and validly authorized and approved by the Board of Directors of AT&T and no other corporate proceedings on the part of AT&T are or will be necessary to authorize and approve the execution and delivery of this
Agreement or the   performance   by   AT&T   of   its   obligations
under   this   Agreement.  This Agreement has been duly and validly
executed and delivered by AT&T and, assuming due execution and delivery by PTI and Alascom, constitutes the legal, valid and binding obligation of AT&T enforceable against AT&T in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in an action (whether considered at law or in equity) generally or (b) equitable principles (whether considered at law or in equity).

         3.2  ORGANIZATION AND AUTHORITY.  AT&T is a corporation duly
              __________________________
organized, validly existing and in good standing under the laws of its state of incorporation. AT&T has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. AT&T is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions that require such qualification or licensing except where the failure to so qualify would not, in the aggregate, have a material adverse effect on AT&T.

         3.3  AGREEMENT WILL NOT CAUSE BREACH.  Neither the execution
              _______________________________
and delivery of, nor the consummation of the transactions contemplated in, this Agreement will result in any of the following: (a) a default or an event of default that, with notice or lapse of time, or both, would constitute a default, breach or violation of (i) the charter, bylaws or other governing instruments of AT&T or (ii) any contract, agreement, license or instrument to which AT&T is a party or by which AT&T or its properties is bound; (b) an event that would permit any person or entity to terminate a contract, agreement, license or instrument to which AT&T is a party or by which AT&T or its properties is bound, or to accelerate the maturity of any indebtedness or other obligation of AT&T; (c) the creation or imposition of any lien, mortgage, pledge, charge or encumbrance of any kind upon any asset of AT&T; (d) a violation of any statute, ordinance, rule or regulation applicable AT&T, or any writ, injunction or decree of any court or governmental instrumentality to which AT&T is a party or by which AT&T or its properties is bound; (e) a loss or adverse modification of any license, franchise or other authorization granted to or otherwise held by AT&T; or (f) the necessity for AT&T to obtain the consent or approval of, or give notice to or register with any government or nongovernment third party, except, in each of the cases set forth in
(a) through (f) above, subject to exceptions which will not, individually or in the aggregate, have a material adverse effect.

         3.4  FILINGS.  Other than in connection with, or in compliance
              _______
with, the FCC, the APUC and the HSR Act, no notice to or filing with, and no authorization, consent or approval of, any domestic or foreign court or any public or governmental body or authority is necessary for the consummation by AT&T of the transactions contemplated in this Agreement.

         3.5  INVESTMENT INTENT.  AT&T is acquiring the Alascom Stock
              _________________
solely for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. AT&T understands that the Alascom Stock has not been registered under the Securities Act by reason of specified exemptions therefrom which depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby.


         3.6  INVESTIGATION AND EXPERIENCE.  AT&T has carefully
              ____________________________
reviewed   the   representations   and   warranties   concerning  PTI
and   Alascom  contained   in   this   Agreement  and
understands that this investment involves substantial risks. AT&T has had access to and has been provided with certain written information and has had an opportunity to discuss Alascom's business, management and financial affairs with PTI and Alascom's management. AT&T acknowledges that the investment in Alascom Stock contemplated in this Agreement involves a high degree of risk. AT&T is experienced in evaluating and investing in companies such as Alascom and has knowledge and experience in financial and business matters such that AT&T is capable of evaluating the merits and risks of an investment in Alascom and has the capacity to protect its own interests in connection with this Agreement and the transactions contemplated herein.

         3.7  RESTRICTED SECURITIES; TRANSFER RESTRICTIONS.  AT&T
              ____________________________________________
understands that the Alascom Stock it is acquiring hereunder has not been registered under the Securities Act and is characterized as "Restricted Securities" under the federal securities laws inasmuch as it is being acquired from PTI in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited sets of circumstances. In this connection, AT&T represents that it is aware of and understands Rule 144 under the Securities Act, as presently in effect. Additionally, AT&T acknowledges that all transfers of Alascom Stock must comply with the rules and regulations of the FCC and APUC.

         3.8  ACCREDITED INVESTOR.  AT&T is an "accredited investor"
              ___________________
within the meaning of Rule 501 under the Securities Act.

         3.9  FEES, COMMISSIONS AND EXPENSES.  AT&T has not paid or
              ______________________________
agreed to pay, nor received any claim with respect to, any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated in this Agreement.

         3.10   REGULATORY STATUS.  Except for United States District
                _________________
Court for the District of Columbia Civil Action No. 82-0192, United States of America v. Western Electric Company and American Telephone and Telegraph Company, and Federal Communications Commission CC Docket No. 83-1376, there are no regulatory, administrative or judicial proceedings in which AT&T or any of its affiliates is a plaintiff, defendant, respondent or other named party, an adverse decision in which would interfere with the timely receipt of any governmental or regulatory license, permit, consent, approval, authorization, qualification or order necessary for consummation of the transactions described in this Agreement or would otherwise preclude or materially delay the consummation of the transactions contemplated hereby, and AT&T has no knowledge of any facts which could give rise to any such proceedings.

         3.11   JSA CLAIMS.  AT&T has not transferred or assigned to
                __________
any other party any AT&T JSA Claim or any cause of action, right of recovery, or other claim whatsoever which AT&T may now have or have had against Alascom arising out of the AT&T JSA Claims, nor has AT&T assigned or transferred to any other party any or all of the liabilities and obligations arising out of or in connection with, any
and   all  Alascom  JSA  Claims  and  any  cause  of action, right of recovery, or other claim whatsoever which Alascom may now have or have had against AT&T arising out of the Alascom JSA Claims.

                     SECTION 4
         ADDITIONAL COVENANTS AND AGREEMENTS
         ___________________________________

         4.1  ACCESS TO INFORMATION.
              _____________________
              (a) PTI and Alascom agree that between the date of this Agreement and the Closing Date, PTI and Alascom will cause its officers to provide open access and regular, periodic information to AT&T, at its own expense and during normal business hours, with respect to the operations, financial results and position, activities, developments, projects and prospects of Alascom. PTI and Alascom will cooperate with AT&T and its representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency.
              (b) The parties agree that PTI (i) shall retain all records in its possession at Closing relating to the operations of Alascom for periods which, respectively, coincide with the periods of indemnification provided for in this Agreement and (ii) shall afford authorized representatives of AT&T, at its own expense and during normal business hours, access to those records, upon reasonable notice, for matters arising under the provisions of this Agreement. Nothing herein contained shall or shall be deemed to alter the provisions of
Section 11 of this Agreement concerning confidentiality and non-disclosure.

         4.2  CONDUCT OF BUSINESS.
              ___________________
              (a) Except with the written consent of AT&T which consent shall not be unreasonably withheld, from and after the date of this Agreement and until the Closing Date, except as otherwise expressly provided for in this Agreement, PTI will cause Alascom to conduct its affairs so that Alascom:
                  (i)    will not incur any liability or obligation
(absolute or contingent) to any person except in the ordinary course of business;
                  (ii)   except for the refinancing of Alascom
indebtedness existing as of the date of this Agreement, will not incur or agree to incur any indebtedness for borrowed money or otherwise, or pay, redeem or otherwise discharge any indebtedness other than payment of scheduled maturities;
                  (iii)  will not permit all or any of its assets (real
or personal, tangible or intangible, or mixed) individually with a net book value in excess of $100,000 to be sold, leased, licensed, or otherwise disposed of or subjected to any mortgage, pledge, lien, security interest or encumbrance of any kind, and will not grant any option with respect to the purchase of such assets, except for the sale of inventory in the ordinary course of business;
                  (iv)   will not change or agree to change any terms
of employment of any officer or employee, including, without limitation, the grant of any general increase in the rates of pay of any of its hourly paid employees, the grant of any increase in the salaries or other compensation of its officers or other salaried
employees,   or   the   grant   of   any   increase   in   the
pension,   retirement   or   other employment benefits of any character
of,   or   the   grant   of   any new  benefits to, any of its officers
or employees other than normal merit  increases in the ordinary course of business and consistent with past practices for employees whose annual compensation is $50,000 or less;
                  (v)    will not authorize any additional capital
expenditure or commitment for additions to property, plant or equipment in excess of $100,000;
                  (vi)   will not declare, set aside, or pay any
dividend on, or make any other distribution in respect of, or purchase or otherwise acquire, any shares of its capital stock;
                  (vii)  will not amend its charter or by-laws;
                  (viii) will not make any investment (by means of any
purchase of securities, capital contribution or otherwise) in any corporation, firm, joint venture, partnership, trust or person except for the investment of excess cash in short-term marketable securities;
                  (ix)   will not make any loan or advance to or pay
any management or consulting fees or any other fees to any person or entity, including any officer, director, employee, stockholder or affiliate of Alascom except in the ordinary course of business or make or grant any guarantee of any obligation or liability of any person or entity, or any indemnification of any person or entity;
                  (x)    will carry on its businesses diligently, in
the ordinary course and in substantially the same manner as heretofore, in compliance with all requirements of law, regulations and existing contractual commitments;
                  (xi)   will use its best efforts to maintain and
preserve its business and its business organizations intact, to retain necessary present employees, and to maintain and preserve for AT&T its relationships with customers, suppliers and others having business relationships with it and the good will of such persons;
                  (xii)  will not waive or release any claim or right
or cancel any debt or claim held by it, or sell, assign, transfer, distribute or otherwise dispose of any tangible assets or make any additions to or other transactions involving any tangible assets other than in the ordinary course of business;
                  (xiii) will not make any change in any method of
accounting or accounting practice, including without limitation any change in depreciation or amortization policies or rates, except as required by law, regulation or Financial Accounting Standards Board pronouncements;
                  (xiv)  will not do any act or omit to do any act, or
permit any act or omission to act, which will cause a breach of any material contract or commitment to which Alascom is a party;
                  (xv)  will not merge or consolidate, or enter into
any contract of merger or consolidation with any other corporation;
                  (xvi) will maintain in full force and effect all of
its present insurance coverage (or substantially equivalent coverage);
and
                  (xvii)  will not create, issue, deliver, sell or
authorize or propose the issuance, delivery, sale or purchase of any shares of the Alascom Stock or any other class of securities whatsoever.
          (b)  Between the date of this Agreement and the Closing Date:
          (i)  PTI   will  cause   the  Board of Directors of Alascom
to be expanded from six   to   eight   members   and   shall   take
all such action as may be necessary or advisable to cause to be elected to the Board of Directors of Alascom two members of suitable qualifications designated by AT&T, which members shall serve from the date of election until the Closing Date or the date of termination of this Agreement, whichever shall first occur;
                  (ii)    Alascom shall continue to receive corporate
support services from PTI pursuant to the Affiliated Interest Agreement by and between PTI and Alascom, consisting of tax services, accounting, purchasing support, treasury support, data processing services, revenue requirement support, regulatory services, executive services, human resource services, legal services, corporate support and other administrative support services consistent with past practices. Notwithstanding any other provisions of this Agreement, Alascom shall:
               (a) pay PTI for the cost of such services in accordance with the Affiliated Interest Agreement by and between PTI and Alascom and past practices, such payments not to exceed $1,100,000 per month, except that Alascom payroll and payroll related expenses, employee benefit expenses and ad valorem and similar taxes shall not be subject to that cap and shall be paid separately by Alascom;
               (b) make on a current basis any and all payments due to any Alascom or PTI affiliated company arising from or in connection with services for local exchange access, network services, space and power, billing and collection, SS-7 connectivity, 800 data base access, or other services currently being provided by such affiliate to Alascom under separate contract or tariff in accordance with the terms and conditions of such contracts as of the date of this Agreement and past practices or of lawful and effective tariffs; and
               (c) notwithstanding the tax sharing agreement, make on a monthly basis any and all payments arising in connection with or with regard to Taxes, provided however, that Alascom shall have no obligation (and PTI shall have the entire obligation) to make payments for (i) Income Taxes arising from or in connection with income recognized on the books of Alascom for the month ended September 30, 1994 or thereafter as a result of the resolution of or in relation to the JSA Claims or (ii) Income Taxes in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) which remained unpaid as of September 30, 1994, arising from or in connection with both the July
8, 1994 transitional payment made by AT&T to Alascom under the FCC Final Order and to the Second FRD Payment.

                   (iii) PTI shall provide AT&T with copies of its monthly unaudited internal financial statements of the operations of Alascom substantially in the form of Exhibit B. The statements will be delivered to AT&T within 15 days of the end of the month. PTI shall also provide such back-up information for such monthly reports as AT&T may reasonably request.
                   (c) Between the date of this Agreement and the Closing Date, PTI will not transfer its shares of Alascom Stock to any other person.
                   (d) As soon as practicable after the execution of this Agreement, AT&T shall designate an individual who shall act as AT&T's representative and shall be authorized to give Alascom AT&T's consent under this Section 4.2. Alascom shall make office space available for such representative at Alascom's headquarters location,
and PTI   and   the   EVP   and   General Manager of Alascom shall
consult with such representative concerning matters referred to them for decision and shall give good faith consideration to the
recommendations and suggestions   of   such   representative   in
light  of  all the facts  and  circumstances.   The  representative
or his or her delegate will be permitted to attend the scheduled negotiations pertaining to collective bargaining agreements as an observer.
               (e)  No provision of this Agreement:
                       (i)  shall or be deemed to affect a transfer
prior to Closing from Alascom to any entity of the legal and regulatory responsibilities imposed upon Alascom by applicable federal or state law, including without limitation ownership, control, and operation of licensed facilities; nor
                       (ii) shall work to impair Alascom's ability to respond to or to satisfy its obligations with respect to the public interest, convenience and necessity in the event of emergency circumstances, acts of God, natural disaster, war, civil commotion, government imposition, or other acts beyond the reasonable control of Alascom.

          4.3  Limitation on Hiring
               ____________________. AT&T agrees that between the date of this Agreement and a date twelve (12) months after any termination of this Agreement pursuant to Section 8 hereof or the Closing Date, whichever comes first (the "Release Date"), AT&T's Alaskan communications services operations will not employ, whether as an employee, independent contractor, consultant or otherwise, without the consent of PTI, any PTI Employee. For the purposes of this Section 4.3, the term "PTI Employee" shall mean a person employed by PTI or Alascom at anytime between the date of this Agreement and the Release Date, provided however that employees of Alascom shall no longer be considered PTI Employees after the Closing. PTI Employees shall, for the purposes of this Section 4.3, continue to be deemed to be PTI Employees for thirty days after they cease being employed by PTI or Alascom.

          4.4   REGULATORY ACTIONS.
                __________________
                (a)   HSR ACT FILINGS
                      _______________. The parties shall, as promptly as practicable after the date hereof but in no event later than November 15, 1994, file the written notifications and submissions required under the HSR Act and file, as promptly as practicable after any request therefor, any additional information required under the HSR Act.
                (b)  REGULATORY CONSENTS
                     ___________________. The parties shall cooperate and use their respective best efforts to obtain all consents and approvals of the FCC and APUC required for the consummation of the transactions contemplated by this Agreement and to defend such consents and approvals in any administrative or judicial review proceeding and, if such consents or approvals impose any condition on Alascom, to use their best efforts to comply with or, if appropriate, attempt to remove such condition. In furtherance thereof, the parties shall file with the FCC and APUC, as promptly as practicable after the date hereof but in no event later than December 15, 1994, all applications and other filings that must be delivered to the FCC and APUC in order to obtain such consents and approvals. These applications and other filings shall include, but not be limited to, those necessary to transfer control of Alascom to AT&T, including without limitation those required by applicable rule, regulation, or order of the FCC and the APUC.

          4.5  NOVATION OF GOVERNMENT CONTRACTS.  As and when necessary
               ________________________________
after the date of this Agreement, Alascom shall notify the government contract customers of Alascom that, as of the Closing, control over Alascom will be transferred from PTI to AT&T. Promptly after the date hereof, PTI, Alascom and AT&T shall cooperate and use their best efforts to seek and apply for novation agreements to the extent required by law to each of the government contracts. To the extent that the government authority will not enter into novation agreements until after the Closing, the obtaining of those novation agreements shall not be a condition to Closing.


         4.6  OTHER CONSENTS.  The parties agree to cooperate in
              ______________
obtaining any consents of any third parties (in addition to the FCC, APUC, Justice Department, Federal Trade Commission or Government Contract customers, whose consents or approvals are covered elsewhere herein) required in connection with the transactions contemplated hereunder. The parties agree that in the event a required consent is not obtained prior to the Closing, PTI will, subsequent to the Closing, cooperate with AT&T and Alascom in attempting to obtain such consent. If after reasonable efforts such consent has not been obtained, PTI will use its best efforts to provide Alascom with the rights and benefits of the affected contract or agreement, and AT&T shall assume the obligations and burdens thereunder for so long as Alascom receives the benefits thereof.

         4.7   RESOLUTION OF CERTAIN CLAIMS.
               ____________________________
               (a) The parties recognize that Alascom may, under the Joint Service Agreement between Alascom and AT&T accepted, approved and mandated by the Federal Communications Commission in Memorandum
                                                     __________
Opinion and Order, 87 FCC 2d 25 (1981) (the "JSA"), have certain
_________________
claims for monies due Alascom from AT&T or its subsidiaries which are subject to dispute (the "Alascom JSA Claims") and that AT&T or its subsidiaries may, under the JSA, have certain claims for monies due AT&T or its subsidiaries from Alascom which are also subject to dispute (the "AT&T JSA Claims"; the AT&T JSA Claims and Alascom JSA Claims are referred to collectively as the "JSA Claims"). The parties agree that all the JSA Claims shall be extinguished and released upon Closing, and to that end, the parties shall execute at Closing a document in form and substance substantially as appears in the Alascom Disclosure Schedule. From the date of this Agreement until either the Closing or the termination of this Agreement, whichever occurs first:
                    (i) Alascom shall not transfer or assign to any other party any Alascom JSA Claim or any cause of action, right of recovery, or other claim whatsoever which Alascom may now or then have against AT&T arising out of the Alascom JSA Claims, nor shall Alascom assign or transfer to any other party any or all of the liabilities and obligations arising out of or in connection with, any and all AT&T JSA Claims and any cause of action, right of recovery, or other claim whatsoever which AT&T may now or then have against Alascom arising out of the AT&T JSA Claims, provided, however, that, immediately prior to Closing, Alascom shall dividend up to PTI all of its rights and interests in the Alascom JSA Claims.
                    (ii) AT&T shall not transfer or assign to any other party any AT&T JSA Claim or any cause of action, right of recovery, or other claim whatsoever which AT&T may now or then have against Alascom arising out of the AT&T JSA Claims, nor shall AT&T assign or transfer to any other party any or all of the liabilities and obligations arising out of or in connection with, any and all Alascom JSA Claims and any cause of action, right of recovery, or other claim whatsoever which Alascom may now or then have against AT&T arising out of the Alascom JSA Claims

               (b) AT&T, PTI, and Alascom agree that the execution and Closing of this Agreement shall settle all issues, as between them, arising in connection with the Federal-State Joint Board (FCC CC Docket No. 83-1376), including matters pertaining to the restructuring of the Alaska interstate market, and economic and technical arrangements in such market.
               (c) From the date of this Agreement until the Closing or the termination of this Agreement, whichever occurs first, the JSA shall remain in full force and effect. AT&T shall remain current in its monthly payments to Alascom made under the historical interim settlement procedures between AT&T and Alascom at the monthly interim network settlement currently in effect. Alascom agrees to record monthly revenue associated with the JSA until the Closing Date, equal to the interim monthly settlement amount. In connection with such interim network settlements under the JSA, no reduction in or offset to Alascom's plant accounts shall occur with respect to any transitional payment made or to be made by AT&T pursuant to the FCC Final Order until actually received by Alascom.
               (d) The parties agree that, upon Closing, AT&T and Alascom shall waive and release any and all rights, claims or demands that they may have against PTI arising out of or relating to the July 8, 1994 Seventy-Five Million Dollar ($75,000,000) payment made by AT&T pursuant to the FCC Final Order and to that end shall execute at Closing a document substantially in the form set forth in the Alascom Disclosure Schedule.

         4.8   EMPLOYEES
               _________.
               (a) Effective as of the Closing, AT&T shall cause Alascom to adopt for its non-collectively bargained employees the appropriate AT&T benefit plans, programs, policies, and arrangements maintained by AT&T (the "AT&T Plans"). AT&T shall, where applicable, provide credit for each Alascom employee's service with Alascom prior to the Closing in the AT&T Plans for purposes of eligibility, participation and vesting of benefits; provided, however, that the AT&T Plans shall not recognize service with Alascom prior to the Closing for purposes of service pension eligibility, accrual of pension benefits or for purposes of benefits under the applicable AT&T short-term sickness disability benefit plan and severance program.
               (b) At least fourteen days prior to the Closing Date, AT&T shall notify PTI which of the EVP and General Manager and his direct reports (the "Senior Alascom Managers") AT&T desires to be retained at Alascom after Closing ("Retained Employees"). Alascom shall cause the Senior Alascom Managers who are not Retained Employees to be removed from employment of Alascom prior to the Closing Date.
PTI shall be responsible for and pay and discharge any severance or other compensation and benefits payable by Alascom or AT&T, if any, which may be due to those Senior Alascom Managers who are not Retained Employees as a result, directly or indirectly, of their removal from Alascom employment hereunder. Other than as provided in this Section 4.8(b), PTI shall have no obligation or liability arising from or in connection with layoffs, retirements or other workforce adjustments occurring from and after the Closing.


          4.9  TERMINATION OF INTERCOMPANY OBLIGATIONS.  Except as
               _______________________________________
otherwise provided in this Agreement, PTI shall cancel or cause to be canceled all debts (including but not limited to loans, accrued interest, advances, and accrued payments and fees) and unpaid

Income Taxes identified in Section 4.2(b)(ii)(c)(i) and (ii) owing by Alascom to PTI or its affiliates, and Alascom shall cancel all debts (including but not limited to loans, accrued interest, advances, and accrued payments and fees) owing by PTI or its affiliates to Alascom, such cancellation to be effective on or before the Closing Date, except that any notes receivable from PTI or its affiliates to Alascom which were not recorded on the books of Alascom as of the date of this Agreement shall not be so canceled but shall be paid by PTI to Alascom immediately following the Closing. PTI shall provide to AT&T documents evidencing such cancellation. The parties further agree that, from and after the Closing, all existing intercompany agreements between PTI and Alascom shall be terminated.

          4.10  Unpaid Benefit Expenses.  Subject to the terms and
                _______________________
conditions of the applicable PTI plans, PTI shall be responsible for and pay and discharge, or reimburse AT&T and Alascom for the payment of, any and all expenses for or incurred in connection with medical, dental, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability or death provided to or on behalf of employees of Alascom where the event or events giving rise to the expense occurred prior to the Closing Date; provided, however, that PTI shall not be responsible for any expense for or incurred in connection with medical, dental, surgical or hospital care or benefits where the treatment or course of treatment was not initiated until after the Closing Date even if the illness or injury giving rise to the treatment or course of treatment arose prior to the Closing Date or where the expense for which payment, discharge or reimbursement is sought was incurred more than two years after the Closing Date. For the purposes of the application of this Section 4.10, any disability or similar payment made to an employee who has been determined to be disabled on the Closing Date or who subsequently becomes classified as disabled as a result of an illness or injury which arose prior to the Closing Date and for which treatment or a course of treatment has commenced prior to the Closing Date, shall be deemed an expense where the event or events giving rise to the expense occurred prior to the Closing Date.
          4.11  TAX PROVISIONS.
                ______________
                (a) Notwithstanding any other provision of this Agreement, including Section 10 hereof, the indemnification provided below shall apply to the full amount of liability covered therein without floor or limitation.
                  (i) All Taxes that may become due and payable by Alascom with respect to any period ending on or before the Closing Date will be paid by PTI or other members of its affiliated group, without any reimbursement or contribution by Alascom or AT&T.
                  (ii) PTI shall pay, indemnify and hold harmless AT&T and Alascom, and their successors, from and against all liabilities for Taxes of Alascom (excluding deferred Income Taxes as defined by GAAP, so as to limit the liabilities for Taxes to apply to the accruable taxes under the applicable tax statutes) attributable to taxable periods ending on or before the Closing Date. Alascom and PTI shall determine the amount, if any, of Taxes properly accruable for any taxable period that does not in fact end on the Closing Date. Alascom and PTI shall each bear its own costs in determining any amount due under this Section 4.11(a). Any interest, penalties or additions to tax accruing after the Closing Date with respect to a liability for Taxes for which PTI is required to indemnify Alascom or AT&T pursuant to this Section 4.11(a) shall be deemed to be attributable to a taxable period ending on or before to the Closing Date.

                  (iii) PTI shall be entitled to any refund of any Taxes attributable to taxable periods ending on or before December 31, 1993, including interest thereon, promptly upon receipt thereof by AT&T or Alascom. PTI shall have the right to determine whether any claim for refund for such Taxes shall be made on behalf of AT&T or Alascom. Notwithstanding the preceding sentence, neither AT&T nor Alascom shall be required to file any claim for refund that it reasonably believes to be fraudulent or without colorable basis in law. Notwithstanding anything provided in this Section 4.11(a)(iii), AT&T reserves the right to pay any proposed refund to PTI in lieu of the filing of any amended tax return or claim for refund. If PTI elects to make such a claim for refund, AT&T and Alascom shall cooperate fully in connection therewith. PTI shall be responsible to reimburse AT&T and Alascom for reasonable out-of-pocket expenses incurred in providing such cooperation.
                  (iv) Alascom shall be entitled to any refund of any Taxes attributable to taxable periods beginning on or after January 1, 1994, including interest thereon, promptly upon receipt thereof by PTI or its affiliates. Additionally and not withstanding Section 4.11(a)(iii), Alascom shall be entitled to any refund relating to the tax treatment by Alascom of the accruals associated with the Alascom JSA Claims as set forth and described in Section 4.11(a)(iv) of the Alascom Disclosure Schedule (the "Accrued JSA Claims"). If Alascom is precluded from obtaining a refund relating to the Accrued JSA Claims due to a tax year being closed, PTI shall pay to AT&T an amount equal to the tax refund Alascom would have been entitled to obtain but for the tax year being closed. Alascom shall have the right to determine whether any claims for refund for such Taxes relating to Alascom shall be made on behalf of PTI or its affiliates. Notwithstanding the preceding sentence, PTI shall not be required to file any claim for refund that it reasonably believes to be fraudulent or without colorable basis in law. Notwithstanding anything provided in this
Section 4.11(a)(iv), PTI reserves the right to pay any proposed refund to Alascom in lieu of the filing of any amended tax return or claim for refund. If Alascom elects to make such a claim for refund, PTI shall cooperate fully in connection therewith. Alascom shall be responsible to reimburse PTI for reasonable out-of-pocket expenses incurred in providing such cooperation.
               (b) Alascom shall include in its notice of any claim for payment pursuant to this Section 4.11 a calculation of the amount of the requested payment. For purposes of this Section 4.11 and the calculation of any payment hereunder, interest, penalties or additions to tax accruing after the Closing Date with respect to a liability for Taxes which PTI is to be responsible for pursuant to this Section 4.11 shall be deemed to be attributable to a taxable period ending on or before the Closing Date. If PTI disagrees with the calculation of the payment, PTI and Alascom shall attempt to resolve such disagreement for a period of 30 days. If the parties fail to reach an agreement at the end of such period, such disagreement shall be submitted to a nationally recognized firm of independent certified public accountants mutually selected by PTI and Alascom, whose determination shall be final and binding on all parties. The cost of such nationally recognized firm of independent certified public accountants shall be borne equally by PTI and Alascom. Within 20 days after the payment calculation has been resolved or determined, as provided above, PTI shall pay to Alascom such amounts as have been determined to be due Alascom and its successor as a result of this Section 4.11.
                 (c)  (i)    After the Closing, AT&T shall give written
notice   to   PTI   of  any  notification   of audit of a tax return
for Alascom for any period prior to the Closing Date, or proposed adjustments to any items included in such a return, promptly after receipt of notification of the audit or adjustments. PTI shall be entitled to control and conduct only those aspects of audits, examinations or proceedings relating to Alascom (a "Tax Contest") that are related to (i) the liability for any Taxes which PTI would be responsible for pursuant to this Section 4.11, or (ii) a claim for refund for any Taxes that PTI is entitled to pursuant to this
Section 4.11. PTI's right to control and conduct a Tax Contest shall be limited to amounts in dispute which would be paid by PTI or refunded to PTI pursuant to this Section 4.11. With respect to a Tax Contest which a party is entitled to control hereunder, such party shall have the right to determine, in its sole discretion, such issues as (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent Alascom in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest. Alascom shall deliver to PTI any power of attorney required to allow PTI and its counsel to represent Alascom in connection with the Tax Contest controlled by PTI hereunder and shall use their best efforts to provide PTI with such assistance as may be reasonably requested by PTI in connection with such Tax Contest. AT&T shall cause Alascom to cooperate with PTI and take such action and execute such agreements and documents as PTI shall reasonably request in order to carry out the foregoing. Except with the prior written consent of PTI, which consent shall not be unreasonably withheld, AT&T shall not permit Alascom to enter into any agreement after the Closing extending the statute of limitations or settling any asserted adjustments with respect to or affecting any period prior to the Closing Date. PTI shall reimburse Alascom for reasonable out-of-pocket expenses incurred in providing such assistance. Notwithstanding the preceding, PTI shall conduct such Tax Contest in a reasonable manner with respect to any liability for Taxes for which AT&T or Alascom may be liable.
                  (ii) Notwithstanding Section 4.11(c)(i), PTI shall consult in good faith with Alascom with respect to the conduct of, and before entering into any settlement of, any Tax Contest. Notwithstanding the preceding sentence, PTI shall neither consent nor agree to the settlement of any Tax Contest that may have a material adverse effect on the liability for Taxes of Alascom (for which Alascom is not indemnified pursuant to this Section 4.11), or any affiliated group of corporations of which Alascom has been or may become a member without the prior written consent of Alascom which consent shall not be unreasonably withheld.
                  (iii) AT&T shall inform PTI of any Tax Contest with regard to any Tax Return of Alascom for a period ending after the Closing Date that may result in an adjustment to PTI's (or any affiliated group of corporations of which PTI is or was a member) income, gain, loss or tax credits for any period ending on or before or including the Closing Date. AT&T shall be entitled to control and conduct any such Tax Contest. Costs of such Tax Contests are to be borne by AT&T. AT&T shall consult in good faith with PTI with respect to the conduct of, and before entering into any settlement of, any Tax Contest that may have an adverse impact on the liability for Taxes of PTI, or an affiliated group of corporations of which PTI is or has been a member, but AT&T shall alone be entitled to determine whether, and on what terms, any such settlement shall be entered into. Notwithstanding any other provision of this Agreement, the failure of AT&T to inform PTI of a Tax Contest shall not relieve PTI of any liability for Taxes due, as a result of such Tax Contest, except to the extent PTI can demonstrate that the failure to so notify materially prejudiced PTI with respect to the Tax liability that resulted from such Tax Contest.

                  (iv)  After the Closing, PTI shall give written
notice to Alascom or AT&T of any notification of audit of a tax return for Alascom for any period after December 31, 1993, or any other period during which there was an accrual of revenues associated with an
Accrued JSA Claim, or of proposed adjustments to any items included in such a return, promptly after receipt of notification of the audit or adjustments. Alascom shall be entitled to control and conduct only those aspects of a Tax Contest that are related to a claim for refund for any Taxes that Alascom is entitled to pursuant to this
Section 4.11.  With respect to a Tax Contest which a party is entitled to control hereunder, such party shall have the right to determine, in its sole discretion, such issues as (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent Alascom in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest.  PTI shall deliver to
Alascom and AT&T any power of attorney required to allow Alascom and
AT&T and its counsel to represent Alascom in connection with the Tax
Contest controlled by Alascom hereunder and shall use its best efforts to provide Alascom with such assistance as may be reasonably requested by Alascom in connection with such Tax Contest.  PTI will cooperate with Alascom and take such action and execute such agreements and documents as Alascom shall reasonably request in order to carry out the foregoing. Except with the prior written consent of Alascom, which shall not be unreasonably withheld, PTI shall not enter into any agreement after the Closing settling any asserted adjustments that involve Alascom with respect to any period commencing after December
31, 1993.  Alascom and AT&T shall reimburse PTI for reasonable out-of-
pocket expenses incurred in providing such assistance.
               (d)  PTI shall be liable for, and shall hold AT&T,
Alascom and any successor corporations thereto or affiliates thereof harmless from and against, all Taxes with respect to the operations of
PTI and its affiliates, including any several liability of Alascom under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations and from and against any liability for Taxes incurred with respect to the sale of Alascom.
               (e)  PTI shall prepare and file or cause to be prepared
and filed on a timely basis all Tax Returns with respect to Alascom for taxable periods ending on or before the Closing Date. Alascom shall prepare and file or cause to be prepared and filed all other Tax
Returns and reports of Alascom.  If PTI shall determine after the
Closing that it is desirable to file an amended return for Alascom with respect to any period prior to the Closing Date, PTI shall prepare and submit to AT&T the amended return, other than a return included in its ultimate parent corporation's consolidated federal or unitary state filing, and AT&T shall cause such return to be filed within five (5)
business days after receipt thereof; provided, however, that PTI shall
                                     ________  _______
indemnify AT&T for any additional taxes incurred or to be incurred by Alascom in periods following the Closing as a result of any such amended return. AT&T agrees not to permit Alascom to file any amended return after the Closing with respect to any period prior to the Closing Date without the prior written consent of PTI, which consent shall not be unreasonably withheld.
               (f) AT&T, Alascom and PTI shall cooperate with each other with respect to tax matters as follows:
                  (i)     Following  the  date  hereof,  (x)  PTI
shall give AT&T and Alascom, and their authorized representatives, full access to its books and records (and permit

AT&T and Alascom to make copies thereof) to the extent relating to Alascom, as AT&T may reasonably request, (y) permit AT&T to make inspections thereof during regular business hours, and (z) cause PTI's officers and advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish AT&T with such financial, tax and other operating data and other information with respect to the business and properties of Alascom for periods ending before or including the Closing Date as AT&T may reasonably request. AT&T shall cause Alascom to give PTI, and its authorized representatives, access to its books and records (and permit PTI to make copies thereof) to the extent relating to periods prior to or including the Closing Date as PTI may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes.
                  (ii) After the Closing, the parties agree to cooperate with each other by executing or causing to be executed any required documents and by retaining and making available to each other all work papers, records and notes of any kind, at all reasonable times, for the purpose of allowing the appropriate party to complete Tax Returns, respond to audits or inquiries, obtain refunds, verify facts, negotiate settlements with Taxing Authorities and defend or prosecute Tax Contests or claims. Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable expenses incurred in providing such assistance. Notwithstanding any other provision of this Section 4.11(f), PTI hereby agrees that it will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing AT&T with a reasonable opportunity to review and copy such materials.
               (g) Any tax allocation agreement or arrangement which, prior to the Closing Date, may have been entered into by PTI on the one hand and Alascom on the other hand shall be terminated as of the Closing Date for all periods subsequent to the Closing Date.
               (h) Neither AT&T nor PTI will elect to have the provisions of Section 338(h)(10) of the Code apply to the "qualified stock purchase" of Alascom Stock by AT&T.
               (i) Neither PTI nor Alascom shall seek a Tax Refund with respect to that portion of the Taxes paid in satisfaction of
Section 6.12, which relate to the Second FRD Payment. PTI and Alascom further agree that upon execution of this Agreement, PTI and/or Alascom will withdraw that portion of the request filed with the Internal Revenue Service for a Ruling concerning the date on which the Second FRD Payment will be taxable as income under the Internal Revenue Code. Further, if and in the event that the Taxing Authority nonetheless makes such a Tax Refund with respect to that portion of the Taxes so paid, PTI agrees to remit that Tax Refund to Alascom.

          4.12  Environmental Inspection
                ________________________.  (a) Within 30 days of the
date of this Agreement, AT&T shall have the right to elect to require an environmental inspection and audit of Alascom (the "Environmental Audit"). The Environmental Audit shall be conducted as follows:

                  (i) The Environmental Audit shall be conducted by one or more independent environmental consultants chosen by AT&T and PTI (the "Environmental Consultants").
                  (ii) The Environmental Audit shall be completed as expeditiously as reasonably possible, but in no event later than 180 days following AT&T's election to require such Audit, and a written report (the Environmental Audit Report") provided to the parties.
                  (iii)  The properties to be examined in the
Environmental Audit may include any and all of the Alascom Sites. The Environmental Audit may also include interviews with employees of PTI or Alascom or other persons with relevant knowledge and an examination of relevant documents in PTI's or Alascom's possession or in the public domain at state, local, or federal agencies or in data bases where relevant information is available but excluding privileged documents or communications. The cost of the audit up to $1,000,000 shall be borne equally by AT&T and PTI, and AT&T shall bear any costs of the audit in excess of $1,000,000.
                  (iv) The Environmental Audit shall address the matters set forth in Section 2.19, including but not limited to:
(A) compliance with all applicable Environmental Laws in force and effect as of the date of the Environmental Audit Report; (B) any proceeding or investigation by a governmental authority evaluating whether any Remedial Work is needed to respond to a Release of a Hazardous Substance, and, if so, the Environmental Audit shall identify the nature of that proceeding or investigation and the problem being addressed; (C) whether any leaking is occurring or has occurred from underground or above-ground storage tanks ("USTs") now or formerly located at the Real Property and whether USTs currently located at the Real Property are in compliance with federal, state or local regulations governing USTs in effect applied to the Alascom operations as currently conducted, and if such tanks are leaking or have leaked or are determined not to be so in compliance with such regulations, then the Environmental Audit shall recommend Remedial Work to address the leak and/or achieve compliance; and (D) whether any of the Real Property is constructed with or contains asbestos-containing material and, if so, the Environmental Audit shall identify the approximate location and condition of such material.
                  (v)  As part of the Environmental Audit, the
Environmental Consultants shall identify recommended Remedial Work that in their professional judgment they believe is necessary to achieve compliance with the Environmental Laws, identify the nature and extent of any such Remedial Work, recommend and develop in writing a detailed cleanup action plan and provide information based upon which a determination of the likely costs of implementing the cleanup action plan can be made ("Recommended Remedial Work").
                  (vi)  PTI shall, and shall cause Alascom to,
cooperate with the Environmental Consultants in their performance of the Environmental Audit and provide AT&T and its representatives and the Environmental Consultants and their subcontractors, after being provided with reasonable, prior notice, with all required access to the Real Property, PTI and Alascom employees who have knowledge about matters that fall within the scope of the Environmental Audit, and all relevant records, documents and other information, including any reports or analyses prepared by consultants for or in the possession of PTI or Alascom or any of their affiliates but excluding privileged documents and communications. Further, PTI and

Alascom agree to use their good faith efforts to secure access to Alascom Sites not owned or controlled by PTI, Alascom or AT&T. As appropriate, the Environmental Consultants may conduct reasonable material, soil and groundwater sampling, or other physical testing or inspection inside or outside buildings on the Real Property. All such activities on the Alascom Sites will be conducted in a manner designed to minimize to the extent reasonably practicable interference with owner or occupier's use and enjoyment of the Alascom Sites. All sampling shall be nondestructive where possible, and any damage caused by such sampling will be promptly repaired by the Environmental Consultants. All borings and excavations will be filled and all monitoring wells constructed in accordance with applicable laws and good engineering practice.
                  (vii) AT&T shall have the right to decide the scope of the Environmental Audit, but will consult with PTI in good faith in determining such matters as the properties to be examined, the nature of the examination at each property and the draft work paper, provided that the scope shall be consistent with the terms of this Section 4.13.
               (b) If the expense of the Recommended Remedial Work set forth in the Environmental Audit Report exceeds the sum of Four Million Dollars ($4,000,000), PTI may, at its sole election, reject that Report and terminate this Agreement, without further liability on the part of any party hereto. PTI shall have thirty days following the receipt of the Environmental Audit Report in which to notify AT&T of its election. If PTI does not make such an election and give such notice within thirty days, it will be deemed to have agreed to the Environmental Audit Report results, and the Environmental Audit Report shall become the "Confirmed Audit."
               (c) Based upon the recommendations contained in the Confirmed Audit, PTI, at its sole cost and expense, shall complete or secure the completion of the Recommended Remedial Work on the Real Property, and to the extent it can secure access to and permission for such on reasonable terms and conditions on the Alascom Sites, as described in the Confirmed Audit, in a timely and proper manner.
               (d) The Recommended Remedial Work shall be conducted by qualified environmental consultants and/or engineers satisfactory to PTI and AT&T ("ECEs"), which ECEs shall be solely responsible for obtaining all required approvals, permits or permissions necessary to conduct the Recommended Remedial Work.
               (e) If the Recommended Remedial Work is not completed by the Closing Date, AT&T shall thereafter cooperate with PTI, the Environmental Consultants and ECEs in the conduct of and verification of the Recommended Remedial Work and provide reasonable access to the Real Property, Alascom personnel and Alascom Sites, equivalent to that afforded prior to the Closing Date.
               (f) The ECEs selected by the parties shall provide AT&T and PTI with periodic progress reports on the Recommended Remedial Work and copies of all reports, sample results, manifests, contracts and other documents related to such Recommended Remedial Work. Once the ECEs have completed the Recommended Remedial Work, PTI and AT&T shall direct the Environmental Consultants to review all such work and determine whether it can certify that the Recommended Remedial Work has been fully completed ("Certificate of Cleanup"). For purposes of the Environmental Consultant's review, PTI, Alascom, AT&T and the ECEs shall make available to the Environmental Consultants all records of any kind regarding the Recommended Remedial Work. If the Environmental Consultants determine that the Recommended Remedial Work is not complete, the Environmental Consultants shall provide in writing a list of deficiencies, and PTI and Alascom will then complete or cause the ECEs to complete such Recommended Remedial Work as is required to obtain the Certificate of Cleanup from the Environmental Consultants.
               (g) The Environmental Consultants will simultaneously send to PTI and Alascom and AT&T all correspondence, reports (including, without limitation, draft reports), laboratory data and field notes produced by the Environmental Consultants in connection with the Environmental Audit. The Environmental Consultants will keep AT&T and PTI and Alascom fully informed regarding the results of their work and, to the maximum extent feasible, AT&T and PTI and Alascom will participate in all meetings and telephone calls with the Environmental Consultants concerning the formulation and accomplishment of the Recommended Remedial Work, which will be scheduled during normal business hours between 7:30 a.m. and 3:00 p.m. (Pacific Time). Without limiting the foregoing, AT&T and PTI and Alascom shall have the right to discuss with the Environmental Consultants the results of the Environmental Audit and to comment on all reports and recommendations by the Environmental Consultants (such comments to be made within seven
(7) business days following receipt). The Environmental Consultants will provide AT&T and PTI and Alascom an estimated schedule of field activities and site visits, updated from time to time.
               (h) The Environmental Audit, any data, notes, correspondence, reports or other information or documents produced or collected by the Environmental Consultants in connection with the Environmental Audit shall be considered Confidential Information, as hereinafter defined. AT&T shall not disclose such Confidential Information to any third party or initiate or have any direct contact with any governmental agencies in connection with the Environmental Investigation without PTI and Alascom's written consent. AT&T, however, may disclose the Confidential Information to its employees, attorneys, consultants, accountants and lenders who have a reasonable need to know and use the information in connection with this transaction and who have been informed in writing of AT&T's obligations and have agreed to maintain the information as Confidential. If the Environmental Audit reveals any conditions that applicable laws require to be reported to any governmental agency, PTI and Alascom shall make such reports. AT&T agrees to use all information provided for the sole purpose of conducting the Environmental Audit, to hold all such information Confidential pursuant to Section 11 and if this transaction does not close, to return all documents to PTI and Alascom. PTI and Alascom make no representation as to the accuracy of any items delivered and AT&T acknowledges it is not entitled to rely on any such information.

          4.13  COVENANTS NOT TO COMPETE OR DISCLOSE.  To protect
                ____________________________________
more effectively the interests that AT&T will acquire in Alascom's business, PTI covenants and agrees that it will not, and will cause its affiliates to not, for the period commencing on the Closing Date and ending on the third annual anniversary of the Closing Date, directly or indirectly through its affiliates or otherwise (whether as principal, agent, independent contractor, partner or otherwise), provide, market, offer or sell, or assist others in providing, marketing, offering or selling, in the Alaska interexchange marketplace whether for profit or not for profit, any products or services that are within the scope of the business operations of Alascom, or which may compete with or constitute substitutes for the products and services
provided   or   offered   by   Alascom,   on   the   Closing   Date.
In   addition,   PTI   covenants   and   agrees   that   it   will not,
and   will   cause   its   affiliates   to   not,   disclose  any
confidential information or trade secrets relating to the business operations of Alascom or to the customers of Alascom other than to disclose the same to AT&T. It is agreed that damages and other similar remedies cannot fully compensate AT&T for violation of this
Section 4.13 by PTI or its affiliates, and that AT&T shall be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court, agency or tribunal legally empowered to enforce this Section 4.13, any term, restriction, covenant or promise in this Section 4.13 is found to be invalid, illegal or unenforceable, then the parties shall meet and attempt to agree upon a substitute term, restriction, covenant or promise which will, insofar as practicable, achieve the contractual objectives of the invalidated provision.

          4.14  REPRESENTED EMPLOYEE BENEFIT PLANS.  In the event that
                __________________________________
it is determined that Alascom would incur a "withdrawal liability", within the meaning of Title IV of ERISA, in excess of $20 million as a result of its complete or partial withdrawal from the Represented Employee Benefits Plans listed on the Alascom Disclosure Schedule that are "multiemployer plans" within the meaning of Section 3(37) of ERISA determined as of June 30, 1995, then PTI shall pay to AT&T the amount by which such liability exceeds $20 million, such payment to be made at the Closing or 60 days following receipt of the determination, whichever is the latest to occur.

          4.15  POST-CLOSING SERVICES AGREEMENT.
                _______________________________
               (a) At the Closing, AT&T, Alascom, and PTI shall execute a Post-Closing Services Agreement substantially in the form set forth in the Alascom Disclosure Schedule.
               (b) Alascom shall transfer to PTI or its designee all its right, title, and interest in the two Northern Telecom DMS 200/100 switches located at Juneau/Lena Point (one switch) and Fairbanks (one switch). PTI shall remove the two switches at its sole cost and expense without disruption of Alascom's ordinary business. The transfer of right, title, and interest in the switches shall occur no later than May 1,1996.

          4.16  NORTHERN TELECOM LICENSES.   AT&T shall use its best
                _________________________
efforts to secure such licenses and consents from Northern Telecom as may be necessary to permit Alascom to continue to operate the Fairbanks and Juneau switches, until transferred to PTI, and the Anchorage and Neklasson Lake switches from and after the Closing Date, including without limitation executing a licensing and software agreement with Northern Telecom substantially in the form set forth in the Alascom Disclosure Schedule. PTI and Alascom shall use their best efforts to assist and support AT&T in securing the said licenses and consents from Northern Telecom. Further, for a period of eighteen months from and after the Closing Date, AT&T and PTI shall cooperate in the provision of support services by PTI associated with such switches, if and to the extent such support services are necessary to permit Alascom to continue to operate the said switches or any one of them during that period. The terms and conditions under which PTI may provide such support services shall be governed by the Post-Closing Services Agreement, provided however, that all costs and expenses, direct and indirect, incurred by PTI in providing such services shall be separately paid by AT&T or Alascom to PTI.

          4.17  COVENANT OF BEST EFFORTS AND GOOD FAITH.  Each party
                _______________________________________
will use its best efforts and act in good faith to cause to be satisfied all conditions to Closing to the extent in the control of such party.

                       SECTION 5
       Conditions to Closing of PTI and Alascom
       ________________________________________

         The obligation of PTI and Alascom to consummate the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by PTI and Alascom:

          5.1  REPRESENTATIONS AND WARRANTIES.  The representations and
               ______________________________
warranties made by AT&T in Section 3 hereof shall be true and correct on the Closing Date, except for such matters that will not, individually or in the aggregate, have a material adverse effect on AT&T.

          5.2  PERFORMANCE.  All covenants, agreements and conditions
               ___________
contained in Section 4 hereof to be performed or complied with by AT&T on or prior to the Closing Date shall have been performed or complied with in all material respects.


          5.3  LITIGATION.   There shall be no litigation, proceeding
               __________
or investigation pending or, to the knowledge of AT&T, threatened which could have a material adverse effect on AT&T or which asserts the invalidity or illegality of, or seeks to restrain or prohibit the performance of, this Agreement or of any action taken or to be taken by AT&T pursuant to or in connection with the provisions of this Agreement.

          5.4  OFFICER'S CERTIFICATE.  PTI shall have received a
               _____________________
certificate executed by an officer of AT&T and dated as of the Closing Date to the effect that the conditions set forth in Section 5.1 and 5.2 have been satisfied at and as of the Closing Date.

          5.5  FCC AND APUC CONSENT.  The parties shall have obtained
               ____________________
the last of all consents and approvals of the FCC and APUC as is required for the consummation of the transactions contemplated by this Agreement (the "FCC and APUC Consent").

          5.6  OPINION OF AT&T'S COUNSEL.  PTI shall have received from
               _________________________
counsel for AT&T an opinion addressed to PTI, dated the Closing Date, in a form reasonably acceptable to PTI.

          5.7  HSR WAITING PERIOD; PROHIBITIONS.  The HSR Act waiting
               ________________________________
period shall have expired or have been terminated, and there shall have been no statute, rule, injunction or other order promulgated, enacted, entered or enforced by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, of competent jurisdiction which shall remain in effect which restrains, prohibits or delays the performance of this Agreement.

          5.8   REPRESENTATION LETTER OF AT&T.  PTI shall have received
                _____________________________
from an officer of AT&T a representation letter addressed to Alascom's independent certified public accountants, dated the Closing Date, substantially in the form contained in the Alascom Disclosure Schedule.


                          SECTION 6
                CONDITIONS TO CLOSING OF AT&T
                _____________________________

          The obligation of AT&T to consummate the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by AT&T:

          6.1  REPRESENTATIONS AND WARRANTIES.  Except as expressly
               ______________________________
provided for in this Agreement, the representations and warranties made by PTI and Alascom in Sections 2.1 through 2.5, Section 2.9 as it relates to PTI, Section 2.14, Section 2.15(f), (g), and (k), Section
2.22 (a), (j), (k), (l), (m), and (n), the first two sentences of
Section 2.22(b), Section 2.22(h), Section 2.22(i) as to AT&T, Section
2.25 as to PTI, and Section 2.29 shall be true and correct as of the
Closing Date.   Except as expressly provided for in this Agreement, the
other representations and warranties made by PTI and Alascom in Section 2 hereof shall be true and correct as of the Closing Date, except for such matters that would not, individually or in the aggregate, have a material adverse effect on Alascom, assuming that the transactions contemplated hereby have been consumated.

          6.2  Performance.  All covenants, agreements and conditions
               ___________
required by this Agreement to be performed or complied with by PTI and Alascom on or prior to the Closing Date shall have been performed or complied with in all material respects.

          6.3  LITIGATION.  There shall be no litigation, proceeding
               __________
or investigation pending or, to the knowledge of PTI, threatened which could have a material adverse effect on Alascom or which asserts the invalidity or illegality of, or seeks to restrain or prohibit the performance of, this Agreement or of any action taken or to be taken by PTI or Alascom pursuant to or in connection with the provisions of this Agreement.

          6.4  OFFICERS CERTIFICATE.  AT&T shall have received a
               ____________________
certificate executed by an officer of PTI and dated as of the Closing Date to the effect that the conditions set forth in Section 6.1 and 6.2 have been satisfied at and as of the Closing Date.

          6.5  FCC AND APUC CONSENT.  The parties shall have obtained
               ____________________
the FCC and APUC Consents.

          6.6  OPINIONS OF PTI'S COUNSEL.   AT&T shall have received
               _________________________
from counsel to PTI an opinion addressed to AT&T, dated the Closing Date, in a form reasonably satisfactory to AT&T.

          6.7  HSR WAITING PERIOD; PROHIBITIONS.  The HSR Act waiting
               ________________________________
period shall have expired or have been terminated, and there shall have been no statute, rule, injunction or other order promulgated, enacted, entered or enforced by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, of competent jurisdiction which shall remain in effect which restrains, prohibits or delays the performance of this Agreement.

          6.8  COMFORT LETTER.  PTI shall have delivered to AT&T a
               ______________
letter, dated not more than two days prior to the Closing Date, from independent certified public accountants for Alascom, in form and substance as that contained in the Alascom Disclosure Schedule.

          6.9  CONFIRMED AUDIT.  The Confirmed Audit shall have been
               _______________
completed in accordance with the procedures set forth in Section 4.12 of this Agreement.

          6.10  ACCUMULATED CASH FLOWS. The Accumulated Cash Flows From
                ______________________
Operations from the date of this Agreement to the Closing Date shall equal or exceed the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000). For the purposes of this Section 6.10, the Cash Flows From Operations for a calendar month shall mean the net income for the month adjusted to reconcile net income to net cash provided by operating activities, all as recorded for the month on the books of Alascom in accordance with GAAP, but without adding back to net income the amounts recorded for the month for depreciation and amortization expense and without making any adjustments for cash flows from investing or financing activities. The Accumulated Cash Flows From Operations for a period shall mean the sum of the Cash Flows From Operations for each complete calendar month falling within the period.

         6.11  USE OF FACILITIES.  All authorizations and consents
               _________________
shall have been obtained and any actions shall have been taken which are necessary to and required for the continued lawful operation of Alascom's facilities from and after Closing, except where the failure to obtain such authorizations or consents, or to take such actions, will not have a material adverse effect on Alascom.

         6.12 TAXES.   Alascom or PTI shall have paid the Income Taxes
              _____
on each of the July 8, 1994 transitional payment made by AT&T to Alascom under the FCC Final Order, the Second FRD Payment, and the Accrued JSA Claims.

                       SECTION 7
           CLOSING, EXCHANGE AND DELIVERY
           ______________________________

         7.1  CLOSING DATE AND PLACE OF CLOSING.  Unless otherwise
              _________________________________
agreed by the parties in writing, the consummation of the transactions described herein (the "Closing") shall take place at the offices of PTI, 805 Broadway, Vancouver, WA, at three o'clock local time on January 31, 1995 or, if the conditions described in Sections 5 and 6, other than conditions that by their terms are to be satisfied at Closing (the "Closing Conditions") have not then all been satisfied, the final business day of the month in which occurs the satisfaction of the last to occur of the Closing Conditions (the "Closing Date"). For Federal income tax purposes, the Closing shall be deemed to have occurred at the close of business on the Closing Date.

         7.2   EXCHANGE AND DELIVERY.
               _____________________
               (a) On the Closing Date, PTI shall deliver to AT&T the Alascom Stock as provided in Section 1.2(b), and AT&T shall deliver to
PTI the cash consideration, as provided in Section 1.2(b).   All stock
certificates delivered by PTI at the Closing shall be duly endorsed or accompanied by a stock transfer power duly endorsed in blank, in form acceptable for transfer on the books of Alascom as appropriate.
               (b)  On the Closing Date, PTI shall deliver to AT&T:
                  (i) The original certificates representing all the issued and outstanding equity securities of Alascom;
                  (ii)  The minute and stock books of Alascom,
accompanied in each case by the certificate of the corporate secretary or an assistant corporate secretary of Alascom certifying that all records with respect to matters subsequent to January 1, 1980 contained therein are true, complete and correct;
                  (iii) Copies of the certificate of incorporation and bylaws of Alascom accompanied by the certificate of the corporate secretary or an assistant corporate secretary of Alascom certifying that such documents have not been amended or modified except as disclosed therein and are in full force and effect on the Closing Date;
                  (iv) Certificates of good standing for Alascom issued by the jurisdiction of Alascom's incorporation and each jurisdiction where Alascom is qualified to do business; and
                  (v) The written resignation, effective as of the Closing Date, of each of the Senior Alascom Managers identified pursuant to the procedures of Section 4.8 and each member of the Board of Directors of Alascom.
               (c) Each party will deliver to the other (i) executed copies of the Post-Closing Services Agreements, (ii) corporate secretaries' certificates as to relevant resolutions, incumbency of officers and signatures, (iii) cross receipts for the Alascom Stock and the payment therefor, (iv) an executed release of intercompany obligations, and (v) such certificates, opinions and other documents as are required by the provisions of this Agreement.

                        SECTION 8
                       TERMINATION
                       ___________

         8.1  RIGHT OF PARTIES TO TERMINATE.  This Agreement may be
              _____________________________
terminated, in addition to the provisions of Section 4.12, (a) by the mutual consent of PTI and AT&T; (b) by either PTI or AT&T by written notice to the other party if the Closing shall not have occurred on or prior to September 30, 1995; provided, however, that the
                             ________  _______
right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date; (c) by either PTI or AT&T in the event there is a Final Order prohibiting the transactions contemplated hereby; (d) by AT&T if a change in the business or condition, financial or otherwise, of Alascom shall have occurred, or if Alascom shall have suffered a loss or damage to any of its properties or assets, and such change, loss or damage has had a material adverse effect on Alascom; (e) by PTI in the event that AT&T is in material breach of any of its obligations hereunder; and (f) by AT&T in the event that PTI or Alascom is in material breach, respectively, of any of its obligations hereunder.

         8.2  EFFECT OF TERMINATION.  In the event of a termination
              _____________________
pursuant to Section 8.1, the parties hereto shall be released from all liabilities and obligations arising hereunder, except for those obligations set forth in Section 11; provided, however, that
                                     ________  _______
neither AT&T, PTI nor Alascom shall be relieved from liabilities for any material breach of any of their respective obligations hereunder.


                     SECTION 9
            SURVIVAL OF REPRESENTATIONS
            ___________________________

         The representations and warranties of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of Section 7.2 of this Agreement shall survive the consummation of the transactions contemplated herein and shall expire on the third anniversary of the Closing Date, except for (i) those matters as to which indemnification claims have been duly made prior to such third anniversary until such claims are resolved, (ii) representation and warranties regarding the Release of any Hazardous Substances, which shall survuve until the fifth anniversary of the Closing Date and (iii) representations and warranties regarding tax matters (including, without limitation, the tax related representations and warranties set forth in Section 2.21), which shall survuve until sixty days after the statutory period during which a claim may be brought by the appropriate taxing authority based upon the matters to which the representation or warranty refers. The covenants and agreements set forth herein shall survive the Closing in accordance with their terms. The parties hereto, in executing and carrying out the provisions of this Agreement, are relying solely on the representations, warranties, covenants and agreements contained or referred to herein and not upon any representation, warranty, covenant, agreement, promise or information, written or oral, made by any person or entity other than as specifically set forth herein.

                     SECTION 10
                  INDEMNIFICATION
                  _______________

         10.1  INDEMNIFICATION BY AT&T.  In addition to any other
               _______________________
indemnification or similar provision in this Agreement, AT&T hereby agrees to indemnify, defend and hold harmless PTI, its directors, officers, employees and agents from and against any and all liabilities, losses, damages, and costs and attorney's and accountant's fees and expenses, court costs, witness fees, and all other out-of-pocket expenses incurred or suffered by PTI (individually and collectively the "Damages") by reason of, resulting from, or in connection with:
               (a) any breach by AT&T of any of the representations, warranties, covenants or agreements made by AT&T in this Agreement;
               (b) any claim by or on behalf of a third party to the extent arising from, by reason of, in connection with, in respect of, or relating to, in each case at times from and after the Closing Date,
(i) the use, operation, maintenance, or ownership of Alascom's properties, (ii) the conduct of the business of Alascom, or (iii) the conduct of the business of AT&T insofar as it relates to Alascom, its business, or its properties.

Each of clauses (a) and (b) set forth in this Section 10.1 is independent of the other, and the failure of any matter for which indemnification is sought to be covered by one such clause shall not preclude indemnification under the other such clause.

Notwithstanding anything in this Section 10.1 to the contrary, AT&T shall not be liable for, and shall not indemnify PTI or its directors, officers, employees or agents from and against, any Damages to the extent that the Damages arose out of or were caused by the negligent or intentional acts or omissions of PTI or its directors, officers, employees or agents.

         10.2   INDEMNIFICATION BY PTI.    In addition to any other
                ______________________
indemnification or similar provision in this Agreement, PTI agrees to indemnify, defend, and hold harmless AT&T, its directors, officers, employees and agents and any subsidiary (including, after the Closing, Alascom) and affiliate of AT&T (collectively, the "AT&T Group") from and against any and all liabilities, losses, damages, and costs and attorney's and accountant's fees and expenses, court costs, witness fees, and all other out-of-pocket expenses incurred or suffered by any of the AT&T Group (individually and collectively, the "Losses") by reason of, resulting from, or in connection with (a) an intentional or knowing breach of any representation or warranty of PTI contained in this Agreement or in any certificate or other document or instrument delivered by PTI in accordance with Section 7.2 of this Agreement; (b) any other breach of any representation or warranty of PTI contained in this Agreement or in any certificate or other document or instrument delivered by PTI in accordance with Section 7.2 of this Agreement; (c) a breach of any agreement or covenant or any failure of PTI to perform any of its obligations in this Agreement; or (d) any claim by or on behalf of a third party to the extent arising from, by reason of, in connection with, in respect of, or relating in to, in each case at times prior to the Closing Date, (i) the use, operation, maintenance, or ownership of Alascom's properties, (ii) the conduct of the business of Alascom, or (iii) the conduct of the business of PTI insofar as it related to Alascom, its business, or its properties. Each of clauses
(a) through (d) set forth in this Section 10.2 is independent of the others, and the failure of any matter for which indemnification is sought to be covered by one or more of such clauses shall not preclude indemnification under another one or more of such clauses. Notwithstanding anything in this Section 10.2 to the contrary, PTI shall not be liable for, and shall not indemnify the AT&T Group from and against, any Losses to the extent that the Losses arose out of or were caused by the negligent or intentional acts or omissions of the AT&T Group.

         10.3  ENVIRONMENTAL INDEMNITY.
               _______________________
               (a) PTI agrees to indemnify, defend and hold harmless the AT&T Group from and against, and shall reimburse the AT&T Group for, any and all losses, claims, liabilities, damages, injunctive relief, injuries to person, property or natural resources, costs, expenses, actions or causes of action, arising in connection with the Release of any Hazardous Substances in, on, or at the Alascom Sites (an "Environmental Loss"). The foregoing indemnity shall include, without limitation, all costs for Remedial Work of any kind.
               (b) Notwithstanding anything in this Section 10.3 to the contrary, PTI shall not indemnify, defend and hold harmless the AT&T Group from and against, and shall not reimburse the AT&T Group for:
                  (i) any Environmental Loss (or Environmental Losses) to the extent that it results (or they result) from a Release which commences after the Closing Date or
                  (ii) in any case in which a negligent or intentional act or omission of AT&T (or Alascom after the Closing Date) causes or increases an Environmental Loss (or Environmental Losses), any Environmental Loss (or Environmental Losses) above or beyond the Environmental Loss (or Environmental Losses) that would have been incurred or sustained in the absence of AT&T's (or Alascom's after the Closing Date) negligent or intentional acts or omissions.
               (c)  The indemnification obligations under this Section
10.3 are not transferable and shall not be transferred to any third party or parties.

         10.4  PROCEDURE FOR INDEMNIFICATION.  The procedure for
               _____________________________
indemnification pursuant to this Section 10 shall be as follows:
               (a) The party claiming indemnification (the "Claimant") shall give written notice to the party from whom indemnification is sought (the "Indemnitor") promptly after the Claimant learns of any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless (the "Claim"). Notwithstanding any other provision contained in this Agreement, Claimant shall be deemed to have waived any rights to indemnification unless Claimant gives written notice to Indemnitor within sixty (60) days of the date of Claimants' knowledge of facts constituting the basis for such Claim; provided, however, that the Claimant's failure
                      ________  _______
to give the Indemnitor such notice shall not bar the Claimant's right to indemnification unless such failure has materially prejudiced the Indemnitor 's ability to investigate or defend against or to participate effectively with respect to the claim or proceeding.
               (b)   With   respect   to   claims   between  the
parties,   following   receipt   of   notice   from   the   Claimant
of   a   claim,   the   Indemnitor  shall   have   thirty  (30)  days
to   make   any   investigation   of   the   claim   that   the
Indemnitor  deems   necessary  or  desirable.   For  the  purpose of
this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedies.
               (c) With respect to third-party claims, the Indemnitor shall have the right to assume, at its full cost and expense, the entire control of all legal proceedings (including the selection of counsel) if the Indemnitor agrees in writing that it shall be responsible for and shall pay and discharge any liability, obligation, cost or expense arising out of or in connection with such third-party claim and subject to the right of the Claimant to participate (at its full cost and expense and with counsel of its choice) in the defense, compromise or settlement thereof. "Participate in the defense" means and is limited to the right to review pleadings and depositions, to attend proceedings, to make suggestions concerning the defense of any such claim or proceeding (which suggestions the party defending such claim agrees to consider in good faith) but does not include any right to direct the defense of the claim or proceeding. The Claimant shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement, including, without limitation, by making available to the Indemnitor all pertinent information under the control of the Claimant. The Indemnitor will not compromise or settle any such Claim or proceeding without the prior written approval of the Claimant, which approval will not be unreasonably withheld. If such prior written approval is withheld by the Claimant, and the proposed settlement involves only the payment of money and is proposed by the Indemnitor in good faith, the liability of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of the Indemnitor 's fees and expenses (including accounting expert witness and othercounsel fees) accumulated at the time such approval is withheld.


         10.5  Limitations.  The provisions of this Section 10 apply
               ___________
only in the event that the Closing occurs and notice is given pursuant to this Agreement. Subject to Section 8.2, if the Closing does not occur, the parties shall have all rights and remedies available under the law. An indemnity payment shall be due only to the extent of the actual Loss or Damage suffered (i.e., reduced by any
                                ____
offsetting or related asset or service received and by any recovery from any third party, such as an insurer but not reduced by the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by such loss or damage nor increased by an amount equal to any increase in federal, state and local income, franchise and other taxes occasioned by the indemnity payment) The Indemnitor shall be liable for a Claim made under Section 10.2(b) or 10.2(d) only if the associated Loss, calculated as described above, equals or exceeds $500,000, provided however that where the aggregate amount of all Losses for Claims for which the individual Loss is less than $500,000 exceeds $1,000,000, the Indemnitor shall be liable for amounts in excess of $1,000,000. No breach of any one representation, warranty or covenant shall be deemed to be a breach of more than one representation, warranty or covenant to the end that neither PTI nor AT&T shall be obligated to indemnify the other or others more than one
time   for   any   particular   Loss,   Damage   or   Claim.  Any
claim   for   indemnification   hereunder   shall   be   asserted   in
the   manner   herein  before   provided   on or before the third
anniversary   of   the   Closing   Date,   except   for   (i) Claims
for indemnification for Environmental Losses under Section 10.3 hereof, which shall be asserted on or before the fifth anniversary of the Closing Date and (ii) Claims for indemnification arising under
Section 4.11, Section 2.22, and the representations and warranties of
Section 2.21 relating to taxes, which shall be asserted on or before the sixtieth (60th) day following the termination of the applicable statutory period therefore.. The aggregate amount of indemnification payable by PTI under any provision of this Agreement shall in no event exceed $100,000,000.



                     SECTION 11
                   Confidentiality
                   _______________

         11.1  CONFIDENTIAL INFORMATION.  The parties acknowledge and
               ________________________
continue to be bound to the terms and conditions of the Non-Disclosure Agreement dated October 12, 1993, by and between PTI and AT&T. Furthermore, each party receiving documentation or information (a "Recipient") from the other party or its Affiliates (the "Owner") agrees not to disclose to any third party any of such documentation or information constituting "Confidential Information" (as hereinafter defined). "Confidential Information" is defined as any information or documentation disclosed by the Owner to the Recipient from January 1, 1994 until the Closing Date or earlier termination of this Agreement pursuant to Section 8 hereof, with the exception of the following, which are not considered Confidential Information:
               (a) Information that is or becomes publicly available through no wrongful act of such Recipient;
               (b) Information obtained from third parties without a breach of any other non-disclosure agreement; or;
               (c) Information that is independently developed by such Recipient without reference to the Confidential Information.
               The above exceptions (a) through (c) shall be narrowly construed and shall not be interpreted by the parties as justification to disregard the obligations of confidence set forth herein, as where, by way of example and not of limitation, individual portions of the Confidential Information may be found to be within the exceptions or where the Confidential Information is implicated by but not specifically disclosed in information falling within the exception.


         11.2  USE OF CONFIDENTIAL INFORMATION.  The parties agree that
               _______________________________
the Confidential Information will be used solely among the parties involved with this transaction and for the sole purpose of this transaction and shall not be disclosed to those employees of AT&T who are performing work or are otherwise involved in the proceedings arising from or in connection with the FCC Docket CC 83-1376, and that the Confidential Information will be kept in the strictest confidence by each of the parties; provided, however, that (i) the Confidential
                        ________  _______
Information may be disclosed to directors, officers, employees and
representatives   of   each   of   the   parties,   any   of   whom
need   to   know   such   information   for   the   purpose of
consummating the transactions contemplated hereunder (it being understood that such directors, officers, employees and representatives shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially) and (ii) any of the Confidential Information may be disclosed if required by legal process or by operation of applicable law. If any party is required by legal process or by operation of applicable law to disclose any Confidential Information, it is agreed that such party will provide the Owner with prompt notice of such requirement so that the Owner may seek an appropriate protective order.

         11.3  RETURN OF INFORMATION.  In the event of termination of
               _____________________
this Agreement pursuant to Section 8 hereof, all Confidential
Information shall be promptly returned to the Owner thereof or the Recipient shall certify in writing as to its destruction.

         11.4  SECURITIES LAWS.  Each party acknowledges that it is
               _______________
aware, and will advise its directors, officers, employees and representatives who are informed as to the matters which are the subject of this Agreement, that the U.S. securities laws prohibit any person or entity who has material, nonpublic information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated herein.

         11.5  SURVIVAL
               ________.  The obligations of AT&T and PTI under this
Section 11 shall not expire upon the Closing and shall survive such Closing or any termination of this Agreement pursuant to Section 8 hereof for a period of three years after such termination or Closing.

                          SECTION 12
                         MISCELLANEOUS
                         _____________

         12.1  GOVERNING LAW.  This Agreement shall be governed in all
               _____________
respects by the laws of the State of Washington.

         12.2  SUCCESSORS AND ASSIGNS.   Except as otherwise expressly
               ______________________
provided herein, the terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         12.3  ENTIRE AGREEMENT.  This Agreement, the Exhibits and
               ________________
Schedules hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties. This Agreement may not be modified, changed or supplemented except by a written instrument signed by the party or parties who may be adversely affected thereby or as otherwise expressly permitted herein.

         12.4  NOTICES.  All notices, requests, demands and other
               _______
communications which are required or may be given under this Agreement shall be deemed to have been properly delivered if given by personal delivery or by Federal Express or similar overnight courier, or by facsimile transmission immediately followed by such personal delivery or overnight courier, addressed as follows:

         If to AT&T:

              AT&T Corp.
              295 N. Maple Ave.
              Basking Ridge, N.J. 07920
              Attention: President, Consumer
                     Communication Services



         with a copy to:

              AT&T Corp.
              295 N. Maple Ave.
              Basking Ridge N.J. 07920
              Attention: Vice President Law & Secretary


         If to PTI or Alascom:

              Pacific Telecom, Inc.
              805 Broadway
              Vancouver, WA  98668-9901
              Attention: Executive Vice President, Chief
      Financial Officer

         with a copy to:

              Pacific Telecom, Inc.
              805 Broadway
              Vancouver, WA  98668-9901
              Attention: Vice President, Legal and  Regulatory Affairs


          12.5  SEVERABILITY.  In case any provision of this Agreement
                ____________
shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties agree to negotiate in good faith a new, substitute provision or provisions which will achieve, so far as practicable, the intent and purposes of the invalid, illegal or unenforceable provision. Nothing contained in this Agreement shall require any party to take any action which is contrary to any license, permit, consent, approval, authorization, qualification or order of any governmental agency or which is otherwise contrary to applicable law.

         12.6  NO THIRD-PARTY BENEFICIARIES.  Nothing in this
               ____________________________
Agreement, express or implied, is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto and their affiliates, any rights or remedies under or by reason of this Agreement.

         12.7  COUNTERPARTS.  This Agreement may be executed in any
               ____________
number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         12.8  Construction and Interpretation.
               _______________________________
                    (a) The titles and subtitles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
                    (b) As used in this Agreement, the phrase "best efforts" shall mean that the obligated party is required to make a diligent and good faith effort to accomplish the applicable objective using all resources reasonably available to it. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party where such expenditures or liabilities would, in the aggregate, be significantly out of proportion to the benefit to be derived from accomplishing the applicable objective, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its best efforts in attempting to accomplish the objective.
                    (c) Each party hereto acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it.

         12.9  EXPENSES.  Each party shall bear its own expenses with
               ________
respect to this Agreement and the transactions contemplated herein. All filing fees charged with respect to any joint filings made by the parties with respect to the actions contemplated by this Agreement shall be paid one-half by PTI and one-half by AT&T.

         12.10  PUBLIC STATEMENTS AND PRESS RELEASES.  The parties
                ____________________________________
hereto covenant and agree that, except as provided below, each will not make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that
                                         ________  _______
in the case of announcements which counsel for either party believes such party is required by law or under stock exchange (or similar securities trading) requirement to make, issue or release, the making, issuing or releasing of any such announcement by such party shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than twenty-four (24) hours' prior notice to the other party or parties and shall have
attempted,   to   the   extent reasonably possible, to clear the
content and time of such announcement, statement, acknowledgment or revelation with the other party or parties. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

         12.11  EXCLUSIVE DEALINGS.  For so long as this Agreement
                __________________
remains in effect, neither PTI, nor any person or entity acting on PTI's behalf shall, directly or indirectly, solicit or seek the initiation of any offer from, or conduct any negotiations with, any person or entity concerning the acquisition of Alascom or substantially all of Alascom's assets other than AT&T.

         12.12  SPECIFIC PERFORMANCE.  The parties agree that the
                ____________________
Alascom Stock constitutes unique property that cannot be readily obtained on the open market and that AT&T would be irreparably injured if this Agreement is not specifically enforced. The parties further agree that as a result of the obligations and actions imposed upon PTI or Alascom, or both, under this Agreement, PTI and Alascom will be irreparably injured if this Agreement is not specifically enforced. Therefore, each party shall have the right specifically to enforce the other's performance under this Agreement, and each party agrees to waive the defense in any such suit in which the other has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. Each party's right to seek specific performance shall be in addition to, and not in lieu of, any other rights or remedies that may be available to it in the event of the other's breach or default hereunder.

         12.13   TERMINATION FEE.  In the event that the conditions to
                 _______________
Closing set forth in Section 6 are all met but AT&T fails to tender the balance of the full Purchase Price or to purchase the Alascom Stock on the Closing Date, AT&T shall, in addition to any other relief to which PTI may be entitled, pay to PTI a termination fee in the amount of Twenty-five Million Dollars ($25,000,000.00). In the event that the conditions to Closing set forth in Section 5 are all met but PTI fails to deliver and sell the Alascom Stock to AT&T on the Closing Date, PTI shall, in addition to any other relief to which AT&T may be entitled, pay to AT&T a termination fee in the amount of Twenty-five Million Dollars ($25,000,000.00).

         12.14  ASSIGNMENT.  The rights and obligations of the parties
                __________
to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning parties, which consent may be withheld in such party's sole discretion; provided, however, that any party hereto may, without prior consent of the other parties hereto, assign this Agreement in its entirety to any parent or wholly owned subsidiary entity.

         12.15  TIME OF THE ESSENCE.  Time is of the essence with
                ___________________
repect to each of the express time limits set forth in this Agreement for the giving of notice or the performance of specific acts, and the failure to give notice or to perform in accordance with such time limits shall, except as expressly otherwise provided, constitue a material breach of and noncurable default under this Agreement by the party so failing to give notice or to perform (but which may be waived by the non-breaching party).

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives.


AT&T
____

AT&T Corp.

                                   Attest:

By:  WILLIAM V. CATUCCI          W. PRESTON GRANBERY III
   ____________________________________________________
Name: William V. Catucci         Asst. Secretary
Title:  Vice President
      _______________________


PTI
___

PACIFIC TELECOM, INC.

                                   Attest

By:  CHARLES E. ROBINSON         MAUREEN CHRISTIE
   _________________________________________________
Name:   Charles E. Robinson      Asst. Secretary
Title: Chairman, President and
        Chief Executive Officer
       ________________________


Alascom
_______

ALASCOM, INC.

                                   Attest

By:  CHARLES E. ROBINSON
   _________________________________________________
Name:  Charles E. Robinson       Secretary
Title: President
      _______________________